Exhibit (a)(1)(B)

OFFER TO EXCHANGE
WARRANTS TO ACQUIRE SHARES OF CLASS A COMMON STOCK
AND
CONSENT SOLICITATION

OF FOXO TECHNOLOGIES INC.

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL
EXPIRE AT 11:59 P.M., EASTERN TIME, ON MAY 26, 2023, UNLESS THE OFFER PERIOD IS
EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED LETTER
OF TRANSMITTAL AND CONSENT TO ALL HOLDERS OF ASSUMED WARRANTS.

FOXO Technologies Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), is making an offer to all holders of the warrants described below to receive, during the Offer Period (as defined below), 4.83 shares (the “Exchange Consideration”) of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), in exchange for each Assumed Warrant (as defined below) tendered. The “Offer Period” is the period commencing on April 27, 2023 and ending at 11:59 p.m., Eastern Time, on May 26, 2023, or such later date to which the Company may extend the Offer (as defined below) (the “Expiration Date”). The Offer is made upon the terms and conditions in this Offer to Exchange Warrants to Acquire Shares of Class A Common Stock and Consent Solicitation of FOXO Technologies Inc. (“Offer Letter”) and the related Letter of Transmittal and Consent (together, as each may be amended or supplemented from time to time, the “Offer”).

Warrants eligible to be tendered pursuant to the Offer include all 1,905,853 of the Company’s warrants to purchase one share of Class A Common Stock per warrant at an exercise price per share of $6.21, subject to adjustment, that were originally issued to accredited investors by FOXO Technologies Operating Company (“Legacy FOXO”) in a private placement of convertible debentures (as amended, the “Original Debentures”) and warrants to purchase shares of Class A common stock of Legacy FOXO (as amended, the “Original Warrants” and together with the Original Debentures, the “Original Securities”) and assumed by us pursuant to the business combination of our predecessor, Delwinds Insurance Acquisition Corp. (“Delwinds”), and Legacy FOXO consummated on September 15, 2022 (the “Business Combination”), outstanding as of April 27, 2023 (the “Assumed Warrants” and together with the Original Securities, the “Securities”). The Offer does not relate to the 316,250 warrants to purchase Class A Common Stock (the “Private Warrants”) that were privately issued in connection with the initial public offering of Delwinds (the “IPO”) pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), or the 10,062,500 warrants to purchase Class A Common Stock that were publicly issued in connection with the IPO (the “Public Warrants,” and together with the Private Warrants, the “IPO Warrants”).

If all outstanding Assumed Warrants are tendered in the Offer, the Company’s obligation to issue 1,905,853 shares of Class A Common Stock under the Assumed Warrants would be eliminated, and approximately 9,205,270 shares of Class A Common Stock, subject to the Stockholder Approval (as defined below), would be issued to the Assumed Warrant holders in exchange for the Assumed Warrants, on the terms and subject to the conditions of the Offer.

The Class A Common Stock is listed on NYSE American LLC (“NYSE American”) and, as a result, we are subject to the rules and regulations of NYSE American. Although we do not know the exact number of shares of Class A Common Stock to be issued pursuant to the Offer, it is likely that the consummation of the Offer will result in the issuance of more than 20% of our currently outstanding Class A Common Stock. As a result, stockholder approval of the issuance (the “Stockholder Approval”) is required by Section 713(a) of the NYSE American Company Guide, and such issuance will be submitted to the Company’s stockholders for approval at our 2023 annual meeting of stockholders (the “Annual Meeting”) tentatively scheduled to be held on May 26, 2023. Obtaining the Stockholder Approval is a condition to the Offer, which condition may not be waived by the Company.

The Assumed Warrants and the Class A Common Stock issuable in the Offer are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirements of federal and applicable state securities laws. There is no established trading market for the Assumed Warrants, and we do not intend to list the Assumed Warrants for trading on any exchange or market. The Company will undertake at its sole expense to file a resale registration statement with the U.S. Securities and Exchange Commission (the “SEC”) covering all of the shares of Class A Common Stock to be issued pursuant to the Offer (the “Registration Statement”) promptly following the issuance of such shares of Class A Common Stock to holders of the Assumed Warrants in the Offer, but no later than 30 days thereafter.

As part of the Offer, we also are soliciting consents from holders of the Assumed Warrants to amend and restate in its entirety the Securities Purchase Agreement, dated as of January 25, 2021 (as amended from time to time prior to the date hereof, including by that certain Revised Contingent Amendment Agreement effective as of February 22, 2022, the “Original Securities Purchase Agreement”), by and between Legacy FOXO (and assumed by the Company in connection with the Business Combination) and each purchaser of Original Securities identified on the signature pages thereto (the “Securityholders”), which governs all of the Securities, pursuant to the terms of an Amended and Restated Securities Purchase Agreement in the form attached as Exhibit A-1 to the Letter of Transmittal and Consent (the “Amendment and Restatement”). The Amendment and Restatement will amend and restate the Original Securities Purchase Agreement in its entirety and provide that the issuance of shares of Class A Common Stock and certain issuances of Common Stock Equivalents (as defined in the Original Securities Purchase Agreement) in connection with the Offer, the PIK Note Amendment, the 2022 Debenture Release, a Private Placement and a Public Financing, and as Private Placement Additional Consideration (each as defined below), as well as any previous issuance of Class A Common Stock or Common Stock Equivalents (as defined in the Original Securities Purchase Agreement), do not trigger, and cannot be deemed to have triggered, any anti-dilution adjustments in the Securities.

In order to participate in the Offer, holders of Assumed Warrants must agree to a general release in the form attached as Exhibit A-5 to the Letter of Transmittal and Consent (the “General Release Agreement”). On May 5, 2023, the Company amended and restated the Letter of Transmittal and Consent to modify the General Release Agreement. All consents delivered by holders of Assumed Warrants electing to participate in the Offer prior to such date are deemed to have been so modified.

Concurrently with the Offer, the Company is soliciting approval from the holders of the Company’s 15% Senior Promissory Notes (the “PIK Notes”), pursuant to separate offer documents, of certain amendments to the PIK Notes, in exchange for shares of Class A Common Stock (the “PIK Note Offer to Amend”). Such amendments are subject to approval of the PIK Note holders and such issuance is subject to stockholder approval. Specifically, the Company is soliciting amendments to the Senior Promissory Note Purchase Agreement, dated September 20, 2022, between the Company and each purchaser thereof (the “PIK Note Purchase Agreement”), which governs all of the PIK Notes, to permit the following issuances by the Company of Class A Common Stock and Common Stock Equivalents (as defined in the PIK Note Purchase Agreement), without prepaying the PIK Notes as required by the terms of the PIK Note Purchase Agreement: (i) the issuance of shares of Class A Common Stock in the Offer, (ii) the issuance of shares of Class A Common Stock in the PIK Note Offer to Amend, (iii) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) in connection with the 2022 Debenture Release, (iv) the issuance of shares of Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) in (a) a private placement of the Company’s equity, equity-linked or debt securities resulting in gross proceeds to the Company no greater than $5 million (a “Private Placement”) and/or (b) a registered offering of the Company’s equity, equity-linked or debt securities resulting in gross proceeds to the Company no greater than $20 million (a “Public Financing”); provided that (A) the proceeds of a Private Placement resulting in gross proceeds to the Company of at least $2 million are used by the Company to prepay not less than 25% of the Outstanding Principal Balance (as defined in the PIK Notes) as of the date of prepayment on a pro rata basis upon the closing of such Private Placement, and (B) the proceeds of a Public Financing resulting in gross proceeds to the Company of at least $10 million are used by the Company to prepay all of the Outstanding Principal Balance as of the date of prepayment upon the closing of such Public Financing, and (v) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) as Private Placement Additional Consideration (collectively, the “PIK Note Amendment”). Pursuant to the PIK Note Offer to Amend, and assuming stockholder approval of the issuance of the shares in connection therewith, consenting holders of the PIK Notes will receive, assuming receipt of the consent to approve the PIK Note Amendment from holders that purchased at least 50.01% in interest of the aggregate principal balance of the PIK Notes, 1.25 shares of Class A Common Stock for every $1.00 of the original principal amount of their PIK Notes, on the terms and subject to the conditions of the PIK Note Offer to Amend. Assuming the Company receives consents from all PIK Note holders and stockholder approval is obtained, on the terms and subject to the conditions of the PIK Note Offer to Amend, the Company will issue on a pro rata basis to the holders of the PIK Notes approximately 4,321,875 shares of Class A Common Stock in consideration for the PIK Note Amendment. The Offer and this Offer Letter do not relate to the PIK Note Offer to Amend or the PIK Note Amendment.

In connection with the PIK Note Offer to Amend, on the terms and subject to the conditions of the PIK Note Offer to Amend, the Company will undertake at its sole expense to file a resale registration statement with the SEC covering all of the shares of Class A Common Stock to be issued pursuant to the PIK Note Offer to Amend promptly following the issuance of such shares of Class A Common Stock to holders of the PIK Notes in the PIK Note Offer to Amend, but no later than 30 days thereafter. Subject to the terms and conditions of the PIK Note Offer to Amend, the Company may not effect a reverse split of the outstanding shares of Class A Common Stock sooner than 15 calendar days after such registration statement is declared effective by the SEC without prepaying the PIK Notes in full.

The board of directors of the Company has also authorized the Company to offer Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement or the Original Securities Purchase Agreement, as applicable) in exchange for a general release by the former holders of 10% Original Issue Discount Convertible Debentures issued in 2022 by Legacy FOXO (the “2022 Debentures”), which 2022 Debentures were automatically converted into Class A common stock of Legacy FOXO and exchanged by the Company for Class A Common Stock in connection with the Business Combination, subject to stockholder approval and other conditions to be determined by the Company, at a future date to be determined by the Company (the “2022 Debenture Release”). As currently contemplated, and subject to change, each former holder of the 2022 Debentures that executes such general release would receive approximately 0.67 shares of Class A Common Stock for every $1.00 of original principal amount of its 2022 Debentures, and if all former holders of 2022 Debentures execute such general release, approximately 18,760,000 shares of Class A Common Stock would be issued by the Company to such former holders of the 2022 Debentures.

If the Company conducts a Private Placement because the PIK Note Amendment has been approved, each investor who participates in the Private Placement who was a holder of Assumed Warrants or PIK Notes as of the commencement of the Offer or the PIK Note Offer to Amend, as applicable, and each former holder of 2022 Debentures, may receive additional shares of Class A Common Stock or Common Stock Equivalents (as defined in the Original Securities Purchase Agreement or the PIK Note Purchase Agreement, as applicable) as further consideration for participating in the Private Placement, in addition to the equity purchase price and other terms of such Private Placement offered to all investors, whether or not such holder of Assumed Warrants tendered Assumed Warrants or consented to the Amendment and Restatement in the Offer and whether or not such holder of PIK Notes consented to the PIK Note Amendment in the PIK Note Offer to Amend (the “Private Placement Additional Consideration”).

Pursuant to the terms of the Original Securities Purchase Agreement, the consent of the Securityholders that purchased at least 50.01% in interest of the Original Debentures, based on the initial Subscription Amounts (as defined in the Original Securities Purchase Agreement) thereof, is required to approve the Amendment and Restatement. Therefore, one of the conditions to the adoption of the Amendment and Restatement (which may not be waived by the Company) is the receipt of the consent of the holders of Assumed Warrants that purchased at least 50.01% in interest of the Original Debentures based on the initial Subscription Amounts thereof. Holders of Assumed Warrants may not consent to the Amendment and Restatement without tendering some or all of their Assumed Warrants in the Offer and such holders may not tender any of their Assumed Warrants without consenting to the Amendment and Restatement.

One of the conditions to the consummation of the Offer (which condition may be waived by the Company, in its sole discretion) is that Assumed Warrants, the holders of which purchased at least 50.01% in interest of the Original Debentures based on the initial Subscription Amounts thereof, are tendered in the Offer.

By executing and delivering a Letter of Transmittal and Consent, together with any other required documents in accordance with the terms of the Offer, electing thereby to participate in the Offer, you will be deemed to have authorized, approved, consented to and executed the Amendment and Restatement and the General Release Agreement.

The Class A Common Stock and the Public Warrants are listed on NYSE American under the symbols “FOXO” and “FOXO WS,” respectively. On April 26, 2023, the last reported sale prices on NYSE American for the Class A Common Stock and the Public Warrants were $0.43 and $0.02, respectively. As of April 27, 2023, 1,905,853 Assumed Warrants were outstanding. Assumed Warrant holders should obtain current market quotations for the shares of Class A Common Stock before deciding whether to tender their Assumed Warrants pursuant to the Offer.

The Offer is to permit holders of Assumed Warrants to tender any and all outstanding Assumed Warrants in exchange for the Exchange Consideration for each Assumed Warrant tendered. A holder may tender as few or as many Assumed Warrants as the holder elects. No fractional shares of Class A Common Stock will be issued pursuant to the Offer. Assumed Warrants may only be exchanged for whole shares of Class A Common Stock. In lieu of issuing fractional shares of Class A Common Stock to which any holder of Assumed Warrants would otherwise have been entitled, the Company will round the number of shares to which such holder is entitled down to the closest whole number of shares. Holders are also entitled to exercise their Assumed Warrants during the Offer Period in accordance with the terms of the Assumed Warrant.

If you elect to tender Assumed Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal and Consent. If you wish to exercise your Assumed Warrants in accordance with their terms, please follow the instructions for exercise included in the Assumed Warrants.

If you tender Assumed Warrants, you may withdraw your tendered Assumed Warrants at any time before the Expiration Date, and retain them on their current terms or the amended terms if the Amendment and Restatement is approved, by following the instructions in this Offer Letter. In addition, tendered Assumed Warrants that are not accepted by us for exchange by June 26, 2023 may thereafter be withdrawn by you until such time as the Assumed Warrants are accepted by us for exchange. If you withdraw the tender of all of your Assumed Warrants, your consent to the Amendment and Restatement and the General Release Agreement will be withdrawn as well.

Investing in the Class A Common Stock involves a high degree of risk. See “The Offer, Section 15, Forward-Looking Statements; Risk Factors” for a discussion of information that you should consider before tendering Assumed Warrants in the Offer.

The Offer will commence on April 27, 2023 (the date the materials relating to the Offer are first sent to the holders of Assumed Warrants) and end on the Expiration Date.

A detailed discussion of the Offer is contained in this Offer Letter. We may amend, terminate or cancel the Offer at any time with requisite notice, as further described in this Offer Letter. Holders of Assumed Warrants are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, as well as any supplemental disclosure regarding the Offer before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR JOSEPH GUNNAR & CO., LLC (“JOSEPH GUNNAR”), THE INFORMATION AGENT AND THE DEALER MANAGER FOR THE OFFER (THE “INFORMATION AGENT/DEALER MANAGER”), MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ASSUMED WARRANTS AND CONSENT TO THE AMENDMENT AND RESTATEMENT AND THE GENERAL RELEASE AGREEMENT. EACH HOLDER OF ASSUMED WARRANTS MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS ASSUMED WARRANTS AND/OR CONSENT TO THE AMENDMENT AND RESTATEMENT AND GENERAL RELEASE AGREEMENT.

Neither the SEC nor any state securities commission has approved or disapproved of the Offer Letter or the Letter of Transmittal and Consent or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer Letter or the Letter of Transmittal and Consent. Any representation to the contrary is a criminal offense.

IMPORTANT PROCEDURES

If you want to tender some or all of your Assumed Warrants, you must complete and sign the Letter of Transmittal and Consent according to its instructions, and deliver the Letter of Transmittal and Consent and any other documents required by the Letter of Transmittal and Consent to us.

TO TENDER YOUR ASSUMED WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND CONSENT AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

NO FRACTIONAL SHARES OF CLASS A COMMON STOCK WILL BE ISSUED. ASSUMED WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES. IN LIEU OF ISSUING FRACTIONAL SHARES OF CLASS A COMMON STOCK TO WHICH ANY HOLDER OF ASSUMED WARRANTS WOULD OTHERWISE HAVE BEEN ENTITLED, THE COMPANY WILL ROUND THE NUMBER OF SHARES TO WHICH SUCH HOLDER IS ENTITLED DOWN TO THE CLOSEST WHOLE NUMBER OF SHARES.

ASSUMED WARRANTS NOT EXCHANGED FOR SHARES WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON THE THIRD ANNIVERSARY OF THE INITIAL EXERCISE DATE OF THE APPLICABLE ASSUMED WARRANT AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS OR THE AMENDED TERMS IF THE AMENDMENT AND RESTATEMENT IS APPROVED.

THE OFFER RELATES TO THE ASSUMED WARRANTS THAT WERE ASSUMED BY THE COMPANY IN CONNECTION WITH THE BUSINESS COMBINATION. ANY AND ALL OUTSTANDING ASSUMED WARRANTS ARE ELIGIBLE TO BE TENDERED PURSUANT TO THE OFFER. AS OF APRIL 27, 2023, THERE WERE 1,905,853 ASSUMED WARRANTS OUTSTANDING.

If you have any questions or need assistance, you should contact Joseph Gunnar & Co., LLC, the Information Agent/Dealer Manager for the Offer. You may request additional copies of this Offer Letter or the Letter of Transmittal and Consent from the Information Agent/Dealer Manager. The Information Agent/Dealer Manager may be reached at:

1000 RXR Plaza, Uniondale, NY 11556

Please call: (212) 440-9600

Email: VMiscioscia@jgunnar.com

We are not making the Offer to, and will not accept any tendered Assumed Warrants from, Assumed Warrant holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to Assumed Warrant holders in any such jurisdiction.

You should rely only on the information contained in this Offer Letter and in the Letter of Transmittal and Consent or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer Letter or in the Letter of Transmittal and Consent. If anyone makes any recommendation or gives any information or representation regarding the Offer, you should not rely upon that recommendation, information or representation as having been authorized by us, our board of directors or the Information Agent/Dealer Manager. You should not assume that the information provided in the Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer Letter.

We are relying on Section 4(a)(2) of the Securities Act, and Rule 506 promulgated thereunder to exempt the Offer from the registration requirements of the Securities Act. Other than the Information Agent/Dealer Manager, we do not have any contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer. In addition, none of the Information Agent/Dealer Manager or any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer. Our officers, directors and regular employees may solicit tenders from holders of the Assumed Warrants and will answer inquiries concerning the terms of the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

i

SUMMARY TERM SHEET

An investment in the Class A Common Stock involves risks. You should carefully consider the information provided under the heading “The Offer, Section 15, Forward-Looking Statements; Risk Factors” beginning on page 27.

The Company	FOXO Technologies Inc., a Delaware corporation. For more information about the Company, see “The Offer, Section 5.A., Background and Purpose of the Offer — Information Concerning FOXO Technologies Inc.”

Securities Subject to the Offer	The Offer relates to the Assumed Warrants. Any and all outstanding Assumed Warrants are eligible to be tendered pursuant to the Offer. As of April 27, 2023, the Company had 1,905,853 Assumed Warrants outstanding. Each Assumed Warrant is exercisable for one share of Class A Common Stock, at an exercise price of $6.21. By their terms, the Assumed Warrants will expire on the third anniversary of the initial exercise date of the applicable Assumed Warrant, unless sooner exercised in accordance with the terms of the Assumed Warrants. See “The Offer, Section 1, General Terms” and “The Offer, Section 10, Transactions and Agreements Concerning the Company’s Securities — Original Securities Purchase Agreement.”

The Offer to Exchange Assumed Warrants

The Offer permits holders of Assumed Warrants to tender any and all outstanding Assumed Warrants in exchange for 4.83 shares of Class A Common Stock. A holder of Assumed Warrants may tender as few or as many Assumed Warrants as such holder elects. In lieu of issuing fractional shares of Class A Common Stock, the Company will round down any fractional shares to which any holder of Assumed Warrants would otherwise have been entitled to the closest whole number of shares. See “The Offer, Section 1, General Terms.”

As of April 27, 2023, there were 27,418,069 shares of Class A Common Stock outstanding. The shares issuable upon exchange of the Assumed Warrants pursuant to the Offer, assuming all Assumed Warrants are tendered in the Offer, represent approximately 33.7% of the outstanding shares of Class A Common Stock as of April 27, 2023. The shares of Class A Common Stock are listed on NYSE American under the symbol “FOXO”. On April 26, 2023, the last reported sale price on NYSE American for the Class A Common Stock was $0.43. See “The Offer, Section 1, General Terms” and “The Offer, Section 8, Price Range of Class A Common Stock.”

We are relying on Section 4(a)(2) of the Securities Act, and Rule 506 promulgated thereunder, to exempt the Offer from the registration requirements of the Securities Act. As part of the Letter of Transmittal and Consent, the holders of Assumed Warrants must complete an Accredited Investor Questionnaire. The holders of Assumed Warrants previously represented to the Company that they were “accredited investors” in connection with the transactions in which such holders acquired the Securities. The Company will not accept any Letter of Transmittal and Consent from or on behalf of any holder of Assumed Warrants if the Company determines that a valid exemption from registration is not available under the Securities Act, and the Company may be required to cancel the Offer if any holder of Assumed Warrants who participates in the Offer is not an “accredited investor.” See “The Offer, Section 13, Conditions; Termination; Waivers; Extensions; Amendments.”

Stockholder Approval	Stockholder Approval is required pursuant to the NYSE American Company Guide, and such issuance will be submitted to the Company’s stockholders for approval at the Annual Meeting. Obtaining the Stockholder Approval is a condition to the Offer, which condition may not be waived by the Company. See “The Offer, Section 6, Stockholder Approval.”

Registration	The shares of Class A Common Stock issuable in the Offer are “restricted securities” and may not be sold by the holder absent a registration statement covering their resale or an exemption from the registration requirements of federal and applicable state securities laws. The Company will undertake at its sole expense to file the Registration Statement with the SEC covering all of the shares of Class A Common Stock to be issued pursuant to the Offer promptly following the issuance of such shares of Class A Common Stock to holders of Assumed Warrants in the Offer, but no later than 30 days thereafter. See “The Offer, Section 7, Registration.”

The Consent Solicitation	In order to tender Assumed Warrants in the Offer, holders are required to consent (by executing the Letter of Transmittal and Consent) to an amendment and restatement of the Original Securities Purchase Agreement governing the Securities as set forth in the Amendment and Restatement attached as Exhibit A-1 to the Letter of Transmittal and Consent. If approved, the Amendment and Restatement would provide that the issuance of shares of Class A Common Stock and certain issuances of Common Stock Equivalents (as defined in the Original Securities Purchase Agreement) in connection with the Offer, the PIK Note Amendment, the 2022 Debenture Release, a Private Placement and a Public Financing, and as Private Placement Additional Consideration, as well as any previous issuance or deemed issuance of Class A Common Stock or Common Stock Equivalents (as defined in the Original Securities Purchase Agreement), do not trigger, and cannot be deemed to have triggered, any anti-dilution adjustments in the Securities. See “The Offer, Section 1, General Terms.”

General Release	In order to tender Assumed Warrants in the Offer, holders are required to consent (by executing the Letter of Transmittal and Consent) to the General Release Agreement attached as Exhibit A-5 to the Letter of Transmittal and Consent. See “The Offer, Section 1, General Terms.”

U.S. Federal Income Tax Consequences of the Offer

We intend to treat holders’ exchange of Assumed Warrants for shares of Class A Common Stock as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to which you should recognize gain, but not loss, on the exchange. The amount of gain recognized should equal the amount by which the value of the Class A Common Stock received exceeds the adjusted tax basis in the Assumed Warrants exchanged therefor. Your holding period for the shares received in the exchange should include your holding period for the surrendered Assumed Warrants. However, because there is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Assumed Warrants for the Class A Common Stock, there can be no assurance in this regard and alternative characterizations are possible by the Internal Revenue Service (“IRS”) or a court, including ones that would require U.S. holders to recognize taxable income.

We intend to treat the adoption of the Amendment and Restatement as a deemed exchange of existing “old” Assumed Warrants for “new” Assumed Warrants with the modified terms pursuant to the Amendment and Restatement. Further, we intend to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) you should generally not recognize any gain or loss, (ii) your aggregate tax basis in the “new” Assumed Warrants should generally equal your aggregate tax basis in your existing Assumed Warrants, and (iii) your holding period for the “new” Assumed Warrants should generally include your holding period for the surrendered Assumed Warrants.

Holders of Assumed Warrants are urged to review the section entitled “The Offer, Section 14, Material U.S. Federal Income Tax Consequences” for more information.

Reasons for the Offer	The purposes of the Offer are: (i) to allow holders of Assumed Warrants to realize a value on their investment, given that the current market price of the Class A Common Stock is below the Assumed Warrant exercise price per share of $6.21, (ii) to obtain a general release from the holders of Assumed Warrants pursuant to the General Release Agreement in the form attached to the Letter of Transmittal and Consent as Exhibit A-5, (iii) to reduce or eliminate litigation risk related to the Original Securities Purchase Agreement and the Securities through the Amendment and Restatement in the form attached to the Letter of Transmittal and Consent as Exhibit A-1 as well as through the receipt of the General Release Agreement from each tendering holder, (iv) to ensure that the issuance of shares of Class A Common Stock and certain issuances of Common Stock Equivalents (as defined in the Original Securities Purchase Agreement) in connection with the Offer, the PIK Note Amendment, the 2022 Debenture Release, a Private Placement and a Public Financing, and as Private Placement Additional Consideration, as well as any previous issuance Class A Common Stock or Common Stock Equivalents (as defined in the Original Securities Purchase Agreement), do not trigger, and cannot be deemed to have triggered, any anti-dilution adjustments in the Securities, and (v) to reduce or eliminate the anti-dilution adjustment in the Assumed Warrants, which would enable the Company to more easily raise funds through issuance of equity, equity-linked or debt securities. See “The Offer, Section 5.D., Background and Purpose of the Offer — Purpose of the Offer.”

Expiration Date of Offer	11:59 p.m., Eastern Time, on May 26, 2023, or such later date to which we may extend the Offer. See “The Offer, Section 13, Conditions; Termination; Waivers; Extensions; Amendments.”

Withdrawal Rights	If you tender your Assumed Warrants by delivering the Letter of Transmittal and Consent and change your mind, you may withdraw your tendered Assumed Warrants at any time until the Expiration Date, as described in greater detail under “The Offer, Section 3, Withdrawal Rights.”

Conditions of the Offer	The Offer is conditioned upon, among other things, the Stockholder Approval, which may not be waived by the Company, and Assumed Warrants being tendered in the Offer by holders that purchased at least 50.01% in interest of the Original Debentures based on the initial Subscription Amounts thereof (which is the minimum amount required to amend and restate the Original Securities Purchase Agreement), which may be waived by the Company in its sole discretion. We may cancel the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. For a detailed description of the conditions of the Offer, see “The Offer, Section 13, Conditions; Termination; Waivers; Extensions; Amendments.”

Board of Directors’ Recommendation	Our board of directors has approved the Offer. However, none of the Company, its directors, officers or employees, nor the Information Agent/Dealer Manager makes any recommendation as to whether to tender Assumed Warrants and consent to the Amendment and Restatement. You must make your own decision as to whether to tender some or all of your Assumed Warrants and consent to the Amendment and Restatement. See “The Offer, Section 1.C., General Terms — Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Tender Assumed Warrants and Consent to the Amendment and Restatement	To tender your Assumed Warrants and consent to the Amendment and Restatement, you must complete the actions described herein under “The Offer, Section 2, Procedure for Tendering Assumed Warrants and Consenting to the Amendment and Restatement” before the Expiration Date. By executing and delivering a Letter of Transmittal and Consent, together with any other required documents in accordance with the terms of the Offer, electing thereby to participate in the Offer, you will be deemed to have authorized, approved, consented to and executed the Amendment and Restatement and the General Release Agreement. See “The Offer, Section 2, Procedure for Tendering Assumed Warrants and Consenting to the Amendment and Restatement.”

Questions or Assistance	Please direct questions or requests for assistance, or for additional copies of this Offer Letter, the Letter of Transmittal and Consent or other materials to the Information Agent/Dealer Manager. The contact information for the Information Agent/Dealer Manager is located on the back cover of this Offer Letter.

THE OFFER

Risks of Participating in the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 15 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer Letter in its entirety and review the documents referred to in Sections 10, 12, 15 and 17.

1. GENERAL TERMS

The Offer is to permit holders of Assumed Warrants to tender any and all outstanding Assumed Warrants in exchange for 4.83 shares of Class A Common Stock for each Assumed Warrant tendered. Each Assumed Warrant is exercisable for one share of Class A Common Stock, at an exercise price per share of $6.21. By their terms, the Assumed Warrants will expire on the third anniversary of the initial exercise date of the applicable Assumed Warrant, unless sooner exercised in accordance with the terms of the Assumed Warrants.

A holder of Assumed Warrants may tender as few or as many Assumed Warrants as such holder elects. No fractional shares of Class A Common Stock will be issued. Assumed Warrants may only be exchanged for whole shares of Class A Common Stock. In lieu of issuing fractional shares of Class A Common Stock to which any holder of Assumed Warrants who participates in the Offer would otherwise have been entitled, the Company will round the number of shares to which such holder is entitled down to the closest whole number of shares. Holders of Assumed Warrants may also exercise their Assumed Warrants during the Offer Period in accordance with the terms of the Assumed Warrants.

If all outstanding Assumed Warrants are tendered in the Offer, the Company’s obligation to issue 1,905,853 shares of Class A Common Stock under the Assumed Warrants would be eliminated, and approximately 9,205,270 shares of Class A Common Stock, subject to the Stockholder Approval (as defined below), would be issued to the holders of Assumed Warrants who participate in the Offer in exchange for the Assumed Warrants.

As of April 27, 2023, there were 27,418,069 shares of Class A Common Stock outstanding. The shares issuable upon exchange of the Assumed Warrants pursuant to the Offer, assuming all Assumed Warrants are tendered in the Offer, represent approximately 33.7% of the outstanding shares of Class A Common Stock as of April 27, 2023.

You may tender some or all of your Assumed Warrants on these terms. The Offer relates to the Assumed Warrants. The Offer does not relate to the IPO Warrants. Any and all outstanding Assumed Warrants are eligible to be tendered pursuant to the Offer. As of April 27, 2023, there were 1,905,853 Assumed Warrants outstanding.

If you elect to tender Assumed Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal and Consent.

If you tender Assumed Warrants, you may withdraw your tendered Assumed Warrants before the Expiration Date and retain them on their terms, or the amended terms if the Amendment and Restatement is approved, by following the instructions in this Offer Letter. In addition, tendered Assumed Warrants that are not accepted by us for exchange by June 26, 2023 may thereafter be withdrawn until such time as the Assumed Warrants are accepted by us for exchange. If you withdraw the tender of all of your Assumed Warrants, your consent to the Amendment and Restatement and the General Release Agreement will be withdrawn as well.

As part of the Offer, we are also soliciting from the holders of Assumed Warrants their consent to amend and restate the Original Securities Purchase Agreement in its entirety pursuant to terms of the Amendment and Restatement. If approved, the Amendment and Restatement would provide that the issuance of shares of Class A Common Stock and certain issuances of Common Stock Equivalents (as defined in the Original Securities Purchase Agreement) in connection with the Offer, the PIK Note Amendment, the 2022 Debenture Release, a Private Placement and a Public Financing, and as Private Placement Additional Consideration, as well as any previous issuance of Class A Common Stock or Common Stock Equivalents (as defined in the Original Securities Purchase Agreement), do not trigger, and cannot be deemed to have triggered, any anti-dilution adjustments in the Securities. A copy of the Amendment and Restatement is attached as Exhibit A-1 to the Letter of Transmittal and Consent. We urge that you carefully read the Amendment and Restatement in its entirety. Pursuant to the terms of the Original Securities Purchase Agreement, the consent of Securityholders who purchased at least 50.01% in interest of the Original Debentures based on the initial Subscription Amounts thereof is required to amend and restate the Original Securities Purchase Agreement.

Holders of Assumed Warrants who tender Assumed Warrants in the Offer will automatically be deemed, without any further action, to have authorized, approved, consented to and executed the Amendment and Restatement (effective upon our acceptance of the Assumed Warrants tendered). The consent to the Amendment and Restatement is a part of the Letter of Transmittal and Consent relating to the Assumed Warrants.

You cannot tender any Assumed Warrants in the Offer without giving your consent to the Amendment and Restatement. Thus, before deciding whether to tender any Assumed Warrants, you should be aware that a tender of Assumed Warrants may result in the approval of the Amendment and Restatement.

In order to tender Assumed Warrants in the Offer, holders of Assumed Warrants are also required to consent (by executing the Letter of Transmittal and Consent) to the General Release Agreement attached as Exhibit A-5 to the Letter of Transmittal and Consent. The General Release Agreement will have an effective date as of the Expiration Date. Pursuant to the General Release Agreement, holders of Assumed Warrants who participate in the Offer will release all claims against the Company accrued prior to the Expiration Date, with exceptions related to the Company’s repayment obligations under the PIK Notes and the PIK Note Purchase Agreement. We urge that you carefully read the General Release Agreement in its entirety.

A. Period of Offer

The Offer will only be open for a period beginning on April 27, 2023 and ending on the Expiration Date. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer.

B. Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Assumed Warrants pursuant to the terms of the Offer.

HOLDERS OF ASSUMED WARRANTS MAY ALSO EXERCISE THEIR ASSUMED WARRANTS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE ASSUMED WARRANTS.

C. Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE INFORMATION AGENT/DEALER MANAGER, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER ASSUMED WARRANTS AND CONSENT TO THE AMENDMENT AND RESTATEMENT AND THE GENERAL RELEASE AGREEEMENT. EACH HOLDER OF ASSUMED WARRANTS MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS ASSUMED WARRANTS AND CONSENT TO THE AMENDMENT AND RESTATEMENT AND THE GENERAL RELEASE AGREEMENT.

D. Extensions of the Offer

We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer, provided that we may extend the Offer to ensure that the Expiration Date will be no earlier than the date of the Annual Meeting. If we extend the Offer, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

2. PROCEDURE FOR TENDERING ASSUMED WARRANTS AND CONSENTING TO THE AMENDMENT AND RESTATEMENT

A. Proper Tender of Assumed Warrants and Consent to the Amendment and Restatement

To validly tender Assumed Warrants and consent to the Amendment and Restatement pursuant to the Offer, a properly completed and duly executed Letter of Transmittal and Consent must be received by the Information Agent/Dealer Manager at its mailing address or email address set forth on the back cover of this Offer Letter prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering holders of Assumed Warrants. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal and Consent, the tendering holder of Assumed Warrants must: (i) set forth his, her or its name and address and (ii) set forth the number of Assumed Warrants tendered.

The Assumed Warrants must be registered in the name of a person or entity that is the signer of the Letter of Transmittal and Consent.

A tender of Assumed Warrants pursuant to the procedures described in this Section 2 will constitute a binding agreement between the tendering holder of the Assumed Warrants and the Company upon the terms and subject to the conditions of the Offer.

By executing and delivering a Letter of Transmittal and Consent, together with any other required documents in accordance with the terms of the Offer, electing thereby to participate in the Offer, you will be deemed to have authorized, approved, consented to and executed the Amendment and Restatement and the General Release Agreement.

B. Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of Assumed Warrants, and any consents to the Amendment and Restatement, will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company reserves the absolute right, subject to the judgment of any court that might provide otherwise, to reject any or all tenders of Assumed Warrants, or consents to the Amendment and Restatement, that it determines are not in proper form or reject tenders of Assumed Warrants, or consents to the Amendment and Restatement, that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any tender of Assumed Warrants and consent to the Amendment and Restatement. The Company’s determination as to any matter may be subject to challenge by any security holder in any court of competent jurisdiction. Any determination of such a court of competent jurisdiction will be final and binding on all parties. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

C. Tender Constitutes an Agreement

A tender of Assumed Warrants made pursuant to the Letter of Transmittal and Consent will also constitute an acknowledgement by the tendering holder of Assumed Warrants that: (i) the Offer is discretionary and may be extended, modified, suspended, terminated or cancelled by us as provided in this Offer Letter; (ii) such holder is voluntarily participating in the Offer; (iii) the future values of the Class A Common Stock and our other securities are unknown and cannot be predicted with certainty; (iv) such holder has read this Offer Letter; (v) such holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering holder’s specific situation; (vi) any foreign exchange obligations triggered by such holder’s tender of Assumed Warrants or receipt of the Exchange Consideration are solely his, her or its responsibility; (vii) such holder has been made aware of the lawsuit entitled Smithline Family Trust II v. FOXO Technologies, Inc. et al. (Case No. 1:22-cv 10858-VEC), which is now pending in the U.S. District Court for the Southern District of New York, relating to the Original Securities Purchase Agreement and the Securities, and has had the opportunity to review the Complaint, as amended, filed in that lawsuit, which Complaint can be requested from the U.S. District Court for the Southern District of New York at https://www.nysd.uscourts.gov/programs/records/request, and (viii) such holder ratifies, affirms, adopts and approves that certain Revised Contingent Amendment Agreement, effective as of February 22, 2022, by and between Legacy FOXO and the Securityholders party thereto, a copy of which is attached to the Letter of Transmittal and Consent as Exhibit A-6, which agreement amended certain terms of the Original Securities Purchase Agreement and the Original Securities, as set forth therein, and (ix) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Assumed Warrants, such holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Assumed Warrants authorizes us to withhold all applicable Tax Items potentially payable by a tendering holder of Assumed Warrants. Our acceptance for payment of Assumed Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering holder of the Assumed Warrants and us upon the terms and subject to certain conditions of the Offer.

3. WITHDRAWAL RIGHTS

Tenders of Assumed Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company may retain all Assumed Warrants tendered and tenders of such Assumed Warrants may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Assumed Warrants may also be withdrawn if the Company has not accepted the Assumed Warrants for exchange by June 26, 2023. If you withdraw the tender of all of your Assumed Warrants, your consent to the Amendment and Restatement and the General Release Agreement will be withdrawn as well.

To be effective, a signed written notice of withdrawal must be timely received by the Information Agent/Dealer Manager at its mailing address or email address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holders of Assumed Warrants who tendered the Assumed Warrants for which tenders are to be withdrawn and the number of Assumed Warrants to be withdrawn. If the Assumed Warrants to be withdrawn have been delivered to the Information Agent/Dealer Manager, a signed notice of withdrawal must be submitted to the Company prior to release of such Assumed Warrants. Only the registered holder of the applicable Assumed Warrants may withdraw tender for such Assumed Warrants. Withdrawal may not be cancelled, and Assumed Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Assumed Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

If you properly withdraw the tender of all Assumed Warrants tendered prior to the Expiration Date, we will promptly cancel your executed Letter of Transmittal and Consent (including your tender of the Assumed Warrants and your consent to the Amendment and Restatement and the General Release Agreement).

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company’s determination as to any matter may be subject to challenge by any security holder in any court of competent jurisdiction. Any determination of such a court of competent jurisdiction will be final and binding on all parties. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court that might provide otherwise.

4. ACCEPTANCE OF ASSUMED WARRANTS AND ISSUANCE OF EXCHANGE CONSIDERATION

Upon the terms and subject to the conditions of the Offer, we will accept for exchange Assumed Warrants validly tendered as of the Expiration Date. The Exchange Consideration to be issued will be delivered promptly following the Expiration Date. In all cases, Assumed Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the Company of a properly completed and duly executed Letter of Transmittal and Consent (or copy thereof) and any other documents required by the Letter of Transmittal and Consent.

For purposes of the Offer, the Company will be deemed to have accepted for exchange Assumed Warrants that are validly tendered and for which tenders are not validly withdrawn, unless the Company gives written notice to the holder of Assumed Warrants of its non-acceptance prior to the Expiration Date or promptly thereafter.

If you validly tender Assumed Warrants pursuant to the Offer, you will receive the Exchange Consideration promptly after the Expiration Date, on the terms and conditions set forth in this Offer Letter.

5. BACKGROUND AND PURPOSE OF THE OFFER

A. Information Concerning FOXO Technologies Inc.

Legacy FOXO was formed as a limited liability company on November 11, 2019 to become a separate and independently managed and controlled entity from GWG Holdings, Inc. Legacy FOXO was previously named InsurTech Holdings, LLC and FOXO BioScience LLC. On November 13, 2020, FOXO Bioscience LLC converted into a C corporation to become FOXO Technologies Inc.

Effective September 15, 2022, we consummated the Business Combination, whereby DWIN Merger Sub Inc. merged with and into Legacy FOXO, with Legacy FOXO surviving as a wholly-owned subsidiary of the Company. Upon consummation of the Business Combination, our name changed from Delwinds Insurance Acquisition Corp. to FOXO Technologies Inc. We assumed the Original Securities Purchase Agreement and the Assumed Warrants from Legacy FOXO in connection with the Business Combination.

We maintain two wholly-owned operating subsidiaries, FOXO Labs Inc., formerly named Life Epigenetics Inc., and FOXO Life, LLC, formerly named youSurance General Agency, LLC.

FOXO Labs Inc. (or FOXO Labs) is the operating entity for our insurance services platform designed to provide saliva-based underwriting technology and molecular health and wellness engagement services to insurance carrier customers. FOXO Labs maintains a wholly-owned subsidiary, Scientific Testing Partners, LLC, to conduct its research.

FOXO Life, LLC is the operating entity for our insurance products platform designed to market and sell life insurance that is bundled with longevity science.

Our principal executive offices are located at 729 N. Washington Ave., Suite 600, Minneapolis, MN 55401, and our telephone number is (612) 562-9447.

B. PIK Note Amendment; 2022 Debenture Release and Private Placement

Concurrently with the Offer, the Company is soliciting approval from the holders of PIK Notes, pursuant to separate offer documents, of certain amendments to the PIK Notes in exchange for shares of Class A Common Stock. Such amendments are subject to approval of the PIK Note holders and such issuance is subject to stockholder approval. Specifically, the Company is soliciting amendments to the PIK Note Purchase Agreement, which governs all of the PIK Notes, to permit the following issuances by the Company of Class A Common Stock and Common Stock Equivalents (as defined in the PIK Note Purchase Agreement), without prepaying the PIK Notes as required by the terms of the PIK Note Purchase Agreement: (i) the issuance of shares of Class A Common Stock in the Offer, (ii) the issuance of shares of Class A Common Stock in the PIK Note Offer to Amend, (iii) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) in connection with the 2022 Debenture Release, (iv) the issuance of shares of Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) in (a) a Private Placement and/or (b) a Public Financing; provided that (A) the proceeds of a Private Placement resulting in gross proceeds to the Company of at least $2 million are used by the Company to prepay not less than 25% of the Outstanding Principal Balance (as defined in the PIK Notes) as of the date of prepayment on a pro rata basis upon the closing of such Private Placement and (B) the proceeds of a Public Financing resulting in gross proceeds to the Company of at least $10 million are used by the Company to prepay all of the Outstanding Principal Balance as of the date of prepayment upon the closing of such Public Financing, and (v) the issuance of shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) as Private Placement Additional Consideration. Pursuant to the PIK Note Offer to Amend, and assuming stockholder approval of the issuance of the shares in connection therewith, consenting holders of the PIK Notes will receive, assuming receipt of the consent to approve the PIK Note Amendment from holders that purchased at least 50.01% in interest of the aggregate principal balance of the PIK Notes, 1.25 shares of Class A Common Stock for every $1.00 of the original principal amount of their PIK Notes, on the terms and subject to the conditions of the PIK Note Offer to Amend. Assuming the Company receives consents from all PIK Note holders and stockholder approval is obtained, on the terms and subject to the conditions of the PIK Note Offer to Amend, the Company will issue on a pro rata basis to the holders of the PIK Notes approximately 4,321,875 shares of Class A Common Stock in consideration for the PIK Note Amendment. The Offer and this Offer Letter do not relate to the PIK Note Offer to Amend or the PIK Note Amendment.

The board of directors of the Company has also authorized the Company to offer shares of Class A Common Stock or Common Stock Equivalents (as defined in the PIK Note Purchase Agreement or the Original Securities Purchase Agreement, as applicable) in exchange for a general release by the former holders of the 2022 Debentures, which 2022 Debentures were automatically converted into shares of Class A common stock of Legacy FOXO and exchanged by the Company for shares of Class A Common Stock in connection with the Business Combination, subject to stockholder approval and other conditions to be determined by the Company, at a future date to be determined by the Company. As currently contemplated, and subject to change, each former holder of the 2022 Debentures which executes such general release would receive approximately 0.67 shares of Class A Common Stock for every $1.00 of original principal amount of its 2022 Debentures, and if all former holders of 2022 Debentures execute such general release, approximately 18,760,000 shares of Class A Common Stock would be issued by the Company to such former holders of the 2022 Debentures.

If the Company conducts a Private Placement because the PIK Note Amendment has been approved, each investor who participates in the Private Placement who was a holder of Assumed Warrants or holder of PIK Notes as of the commencement of the Offer, or the separate offer to amend the PIK Notes, as applicable, and each former holder of 2022 Debentures, may receive additional shares of Class A Common Stock or Common Stock Equivalents (as defined in the Original Securities Purchase Agreement or the PIK Note Purchase Agreement, as applicable) as further consideration for participating in the Private Placement, in addition to the equity purchase price and other terms of such Private Placement offered to all investors, whether or not such holder of Assumed Warrants tendered Assumed Warrants or consented to the Amendment and Restatement and whether or not such holder of PIK Notes consented to the PIK Note Amendment.

The transactions described in this Section 5.B are not part of the Offer and will be consummated by the Company pursuant to separate offer documents and other agreements, as applicable.

C. Establishment of Offer Terms; Approval of the Offer

Our board of directors approved the Offer and the Exchange Consideration and other terms of the Offer. The board of directors set the Exchange Consideration in order to provide holders of Assumed Warrants with an incentive to exchange the Assumed Warrants for shares of Class A Common Stock. The board believes that the Exchange Consideration provides holders of Assumed Warrants with an incentive to exchange their Assumed Warrants for the Exchange Consideration because, based on recent trading prices of the Class A Common Stock and the exercise price of the Assumed Warrants, the current market value of the Exchange Consideration is greater than that of the Assumed Warrants, and holders of Assumed Warrants who exchange Assumed Warrants, which are currently out of the money, will receive shares of Class A Common Stock, with respect to the resale of which the Company will file the Registration Statement, as described below in the Section titled “The Offer, Section 6., Registration.”

D. Purposes of the Offer

The Offer is being made to all holders of Assumed Warrants. The purposes of the Offer are: (i) to allow holders of Assumed Warrants to realize a value on their investment, given that the current market price of the Class A Common Stock is below the Assumed Warrant exercise price per share of $6.21, (ii) to obtain a general release from holders of Assumed Warrants who participate in the Offer, pursuant to the General Release Agreement in the form attached to the Letter of Transmittal and Consent as Exhibit A-5, (iii) to reduce or eliminate litigation risk related to the Original Securities Purchase Agreement and the Securities through the Amendment and Restatement in the form attached to the Letter of Transmittal and Consent as Exhibit A-1 as well as through the receipt of the General Release Agreement from each tendering holder, (iv) to provide that the issuance of shares of Class A Common Stock and certain issuances of Common Stock Equivalents (as defined in the Original Securities Purchase Agreement) in connection with the Offer, the PIK Note Amendment, the 2022 Debenture Release, a Private Placement and a Public Financing, and as Private Placement Additional Consideration, as well as any previous issuances or deemed issuances of Class A Common Stock or Common Stock Equivalents (as defined in the Original Securities Purchase Agreement) do not trigger, and cannot be deemed to have triggered, any anti-dilution adjustments in the Securities and (v) to reduce, or eliminate, through the exchange of Assumed Warrants for Class A Common Stock in the Offer, the anti-dilution adjustment in the Assumed Warrants, which would enable the Company to more easily raise funds through issuance of equity, equity-linked or debt securities.

E. Interests of Directors and Executive Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o FOXO Technologies Inc., 729 N. Washington Ave., Suite 600, Minneapolis, MN 55401 and the telephone number for each such person is (612) 562-9447.

Name	Position
Tyler Danielson	Interim Chief Executive Officer and Chief Technology Officer
Robert Potashnick	Chief Financial Officer
Brian Chen, PhD	Chief Science Officer
Michael Will	General Counsel
Taylor Fay (1)	Chief Operating Officer
Bret Barnes	Chairman and Director
Murdoc Khaleghi	Director
Andrew J. Poole	Director

(1)	Taylor Fay resigned as Chief Operating Officer of the Company, effective as of April 28, 2023, to pursue other opportunities.

As of April 27, 2023, there were 27,418,069 outstanding shares of Class A Common Stock and 1,905,853 outstanding Assumed Warrants. The shares of Class A Common Stock issuable upon exchange of the outstanding Assumed Warrants pursuant to the Offer, assuming all currently outstanding Assumed Warrants are exchanged in the Offer, represent approximately 33.7% of the outstanding shares of Class A Common Stock as of April 27, 2023.

To our knowledge, none of our directors or executive officers beneficially own Assumed Warrants. The Company does not beneficially own any Assumed Warrants.

We have not and, to the best of our knowledge, none of our current directors, executive officers or any person holding a controlling interest in us has, engaged in any transactions involving the Assumed Warrants during the 60-day period prior to the date of this Offer Letter.

NONE OF THE COMPANY OR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT/DEALER MANAGER, MAKES ANY RECOMMENDATION TO ANY HOLDERS OF ASSUMED WARRANTS AS TO WHETHER TO TENDER SOME OR ALL OF THEIR ASSUMED WARRANTS AND CONSENT TO THE AMENDMENT AND RESTATEMENT AND THE GENERAL RELEASE AGREEMENT. EACH HOLDER OF ASSUMED WARRANTS MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER HIS, HER OR ITS ASSUMED WARRANTS AND CONSENT TO THE AMENDMENT AND RESTATEMENT AND THE GENERAL RELEASE AGREEMENT.

F. Plans, Proposals or Negotiations

The actual number of shares of Class A Common Stock that will be issued in the Offer will depend on the number of Assumed Warrants tendered and accepted for exchange. If all outstanding Assumed Warrants are tendered in the Offer, the Company’s obligation to issue 1,905,853 shares of Class A Common Stock under the Assumed Warrants would be eliminated, and approximately 9,205,270 shares of Class A Common Stock, subject to the Stockholder Approval, would be issued to holders of Assumed Warrants in exchange for their Assumed Warrants.

From time to time, as part of the Company’s long-term corporate goal of enhancing stockholder value, it may explore potential strategic transactions. The Company currently has no definitive plan or proposal to conduct any strategic transaction. The Company may decide to engage in one or more such transactions in the future if, among other things, its board of directors determines that any such transactions are in the best interest of the Company. There is no assurance that a strategic transaction or transactions will occur or that liquidity or enhanced value will be realized by the Company or its stockholders from any such transaction.

Except as set forth above in this Section 5.F. and in Section 5.B., Section 5.E. and Section 10 hereof, there are no other present plans, proposals or negotiations by the Company that relate to or would result in:

●	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

●	a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

●	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

●	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

●	any other material change in the Company’s corporate structure or business;

●	any class of equity security of the Company being delisted from a national securities exchange;

●	any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

●	the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

●	the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company; or

●	changes in the Company’s Certificate of Incorporation or Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

G. Related Legal Proceeding

On November 18, 2022, Smithline Family Trust II (“Smithline”) filed a complaint against the Company and Jon Sabes, the Company’s former Chief Executive Officer and a former member of the Company’s board of directors, in the Supreme Court of the State of New York, County of New York, Index 0654430/2022. The complaint asserts claims for breach of contract, unjust enrichment and fraud, alleging that (i) the Company breached its obligations to Smithline pursuant to the Original Securities Purchase Agreement and the Original Securities (collectively, including any amendment or other document entered into in connection therewith, the “Financing Documents”), (ii) the Company and Mr. Sabes were unjustly enriched as a result of their alleged actions and omissions in connection with the Financing Documents, and (iii) the Company and Mr. Sabes made materially false statements or omitted material information in connection with the Financing Documents. The complaint claims damages in excess of a minimum of $6,206,768 on each of the three causes of action, plus attorneys’ fees and costs.

On December 23, 2022, the Company removed this action from the Supreme Court of the State of New York, County of New York to the United States District Court for the Southern District of New York, Case 1:22-cv-10858-VEC. The action was assigned to Judge Valerie E. Caproni, and the Initial Pretrial Conference will be held on February 24, 2023.

On February 1, 2023, defendant Jon Sabes moved to dismiss the complaint pursuant to Fed. R. Civ. P. 12(b)(2) and 12(b)(6), which was denied on February 27, 2023.

On February 22, 2023, Smithline filed an Amended Complaint. The Company filed its Answer to the Amended Complaint on March 8, 2023.

This action is at an early stage in the litigation process and the Company is unable to determine the outcome. The Company intends to contest this case vigorously.

6. STOCKHOLDER APPROVAL

A. Reasons for Requesting Stockholder Approval

The Class A Common Stock is listed on NYSE American and, as a result, we are subject to the rules and regulations of NYSE American. Although we do not know the exact number of shares of Class A Common Stock to be issued pursuant to the Offer, it is likely that the consummation of the Offer will result in the issuance of more than 20% of the currently outstanding shares of Class A Common Stock. As a result, stockholder approval of the issuance is required by Section 713(a) of the NYSE American Company Guide, and such issuance will be submitted to the Company’s stockholders for approval at the Annual Meeting. Section 713(a) of the NYSE American Company Guide requires an issuer to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, if (i) the issuance of common stock, or of securities convertible into or exercisable for common stock, at a price less than the greater of book or market value that together with sales by officers, directors or principal stockholders of the issuer equals 20% or more of the common stock outstanding before the issuance, or (ii) the issuance of common stock, or of securities convertible into or exercisable for common stock, is equal to 20% or more of the common stock outstanding before the issuance for less than the greater of book or market value of the stock.

Obtaining the Stockholder Approval will not ensure that we will be able to complete the Offer or that holders of Assumed Warrants will tender their Assumed Warrants in the Offer and consent to the Amendment and Restatement. Stockholder Approval will, however, allow us to conduct the Offer. Approval of the issuance of the shares of Class A Common Stock in the Offer will not affect the rights of the holders of currently outstanding shares of Class A Common Stock, except for effects incidental to increasing the number of shares of Class A Common Stock outstanding, such as dilution of any earnings per share and voting rights.

If we obtain the Stockholder Approval at the Annual Meeting, we will issue shares of Class A Common Stock to holders of Assumed Warrants who participate in the Offer on the terms and conditions of the Offer.

The shares of Class A Common Stock issued would dilute the percentage ownership of the holders of Class A Common Stock currently outstanding, and their resale could have an adverse effect on the trading price of the Class A Common Stock.

B. Vote Required

The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is necessary to approve the proposal related to the Offer. If Stockholder Approval is not obtained, the Offer will be withdrawn by the Company, no shares will be issued in connection with the Offer, and terms of the Assumed Warrants will be unaffected.

The Amendment and Restatement is expressly contingent on the Stockholder Approval.

Eligible holders may elect to participate in the Offer with respect to some, all or none of their Assumed Warrants. Whether or not you choose to participate in the Offer, if the Stockholder Approval is not obtained, your Assumed Warrants will remain in full force and effect, as originally issued with the original exercise price per share, and on their other original terms and conditions.

7. REGISTRATION

The Assumed Warrants and the shares of Class A Common Stock issuable in the Offer are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirements of federal and applicable state securities laws. The Company will undertake at its sole expense to file the Registration Statement with the SEC covering the resale of all of the shares of Class A Common Stock to be issued pursuant to the Offer (the “Registrable Shares”) promptly following the issuance of such shares of Class A Common Stock to holders of Assumed Warrants in the Offer, but no later than 30 days thereafter (the “Filing Deadline”). The Company will issue to each holder of Assumed Warrants participating in the Offer an additional 5% of the shares of Class A Common Stock originally issued in the Offer to such participating holder for each 30-day period from the Filing Deadline until the Company files the Registration Statement, pro-rated for each day beyond the Filing Deadline, up to a total of 20% of the shares of Class A Common Stock originally issued in the Offer to such participating holder (the “Additional Shares”).

The Company will use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th day after the Filing Deadline (or the 90th day if the SEC notifies the Company that it will review the Registration Statement) and (ii) the fifth business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be reviewed or will not be subject to further review (the “Target Effectiveness Date”). The Company will issue to each holder of Assumed Warrants participating in the Offer an additional 5% of the shares of Class A Common Stock originally issued in the Offer to such participating holder for each 30-day period from the Target Effectiveness Date until the initial Registration Statement is declared effective, pro-rated for each day beyond the Target Effectiveness Date, up to, together with the Additional Shares, a total of 20% of the shares of Class A Common Stock originally issued in the Offer to such participating holder. The holders of the Registrable Shares shall only use the prospectuses provided by the Company to sell the Registrable Shares, and shall immediately cease to use any prospectus furnished by the Company if the Company advises the holders of the Registrable Shares that such prospectus may no longer be used due to a material misstatement or omission.

Thereafter, the holders of shares of Class A Common Stock issuable in the Offer who are listed as selling stockholders in the Registration Statement may sell their shares of Class A Common Stock covered under the Registration Statement in accordance with the resale restrictions set forth in the “Plan of Distribution” section of the prospectus in the Registration Statement. Absent the effectiveness of the Registration Statement, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months. The Company shall use its commercially reasonable efforts to keep the Registration Statement “evergreen” for 12 months from the date it is declared effective by the SEC or until Rule 144 is available to the holders of Registrable Shares who are not and have not been affiliates of the Company with respect to all of their Registrable Shares, whichever is earlier.

The Company will pay all expenses in connection with preparation and filing of the Registration Statement, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, and the fees and disbursements of its counsel and of its independent accountants. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any attorney or other advisor that such holder decides to employ.

There will be no contractual lock-up with regard to the shares of Class A Common Stock issued pursuant to the Offer, although any resale of such shares will be subject to the provisions of applicable securities laws.

In connection with the PIK Note Offer to Amend, on the terms and subject to the conditions of the PIK Note Offer to Amend, the Company will undertake at its sole expense to file a resale registration statement with the SEC covering all of the shares of Class A Common Stock to be issued pursuant to the PIK Note Offer to Amend promptly following the issuance of such shares of Class A Common Stock to holders of the PIK Notes in the PIK Note Offer to Amend, but no later than 30 days thereafter, on terms and subject to conditions similar to those set forth above with respect to the registration for resale of the Registrable Shares. The Company may include the shares of Class A Common Stock to be issued pursuant to the PIK Note Offer to Amend in the Registration Statement. Subject to the terms and conditions of the PIK Note Offer to Amend, the Company may not effect a reverse split of the outstanding shares of Class A Common Stock sooner than 15 calendar days after such registration statement is declared effective by the SEC without prepaying the PIK Notes in full.

8. PRICE RANGE OF CLASS A COMMON STOCK

There is no established trading market for the Assumed Warrants.

The Class A Common Stock is listed on NYSE American under the symbol “FOXO.” Before September 16, 2022, the Class A Common Stock was listed on the New York Stock Exchange (“NYSE”) under the symbol “DWIN.” On April 26, 2023, the last reported sale price for the Class A Common Stock was $0.43.

The following table sets forth the high and low closing prices for the Class A Common Stock for the periods indicated, as reported by NYSE or NYSE American, as applicable. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Class A Common Stock
	High	Low
	$	$
Fiscal Year 2021
First Quarter	10.29	9.65
Second Quarter	9.89	9.65
Third Quarter(1)	9.87	9.76
Fourth Quarter	9.91	9.82
Fiscal Year 2022
First Quarter	9.94	9.87
Second Quarter	10.89	9.93
Third Quarter(1)	11.00	1.23
Fourth Quarter	1.80	0.23
Fiscal Year 2023
First Quarter	1.65	0.28
Second Quarter (through April 26, 2023)	0.93	0.29

(1)	The Business Combination closed on September 15, 2022. Beginning on September 16, 2022, the Class A Common Stock began trading under the symbol “FOXO”.

The Company recommends that holders of Assumed Warrants consider current market quotations for the shares of Class A Common Stock, among other factors, before deciding whether or not to tender their Assumed Warrants.

9. SOURCE AND AMOUNT OF FUNDS

There are no funds being paid to holders of Assumed Warrants that tender their Assumed Warrants in the Offer. The Company will use its existing working capital to pay the fees and expenses associated with the Offer.

10. TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Except as set forth below, none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

Original Securities Purchase Agreement

During the first quarter of 2021, Legacy FOXO entered into the Original Securities Purchase Agreement with the Securityholders, pursuant to which Legacy FOXO issued the Original Debentures and the Original Warrants as detachable warrants.

In connection with the Business Combination, the Company assumed the Original Securities Purchase Agreement as well as the Original Warrants through the issuance of the Assumed Warrants, and the Original Debentures were automatically converted into Legacy FOXO Class A common stock and then exchanged for shares of Class A Common Stock.

The Assumed Warrants have an exercise price of $6.21 per share and provide for anti-dilution rights in connection with certain financings. Subject to certain exceptions, if the Company raises additional funds through the issuance of, or otherwise issues, equity, equity-linked or debt securities with an exercise price lower than $6.21 per share at such time as the Assumed Warrants are outstanding the anti-dilution protection provisions in the Assumed Warrants will be triggered. Specifically, the exercise price of and number of shares of Class A Common Stock underlying the Assumed Warrants will be adjusted to reflect such lower issuance price as the new equity is sold and the number of shares issuable under the Assumed Warrant will be increased such that the aggregate exercise price after the lower price adjustment is equal to the aggregate exercise price prior to adjustment. This anti-dilution adjustment will have a dilutive effect on the Company’s equity and may hamper its ability to complete future financings.

The terms of the Original Securities Purchase Agreement and the Securities, including the Assumed Warrants, may be amended and restated with the consent of the Company and Securityholders that purchased at least 50.01% in interest of the Original Debentures based on the initial Subscription Amounts thereof. If we receive the requisite approval for the Amendment and Restatement to make the anti-dilution provisions inapplicable to the issuance of shares of Class A Common Stock and certain issuances of Common Stock Equivalents (as defined in the Original Securities Purchase Agreement) in connection with the Offer, the PIK Note Amendment, the 2022 Debenture Release, a Private Placement and a Public Financing, and as Private Placement Additional Consideration, as well as any previous issuances or deemed issuances of Class A Common Stock or Common Stock Equivalents (as defined in the Original Securities Purchase Agreement), the anti-dilution protections contained in the Securities will be modified accordingly. Moreover, because only the approval of the Company and Securityholders that purchased at least 50.01% in interest of the Original Debentures based on the initial Subscription Amounts thereof is required in order to amend and restate the terms of the Original Securities Purchase Agreement and all of the Securities, including the Assumed Warrants, your anti-dilution protections may be so amended and restated even if you do not consent to the Amendment and Restatement.

IPO Warrant Agreement

On December 15, 2020, our predecessor Delwinds consummated the IPO pursuant to which it issued units (the “IPO Units”). Each IPO Unit consisted of one share of Class A common stock of Delwinds, and one-half of one redeemable warrant of Delwinds, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock of Delwinds for $11.50 per share. In connection with the warrants issued in the IPO, Delwinds entered into a warrant agreement with Continental Stock Transfer & Trust Company to be the warrant agent for such warrants (the “IPO Warrant Agreement”).

The IPO Warrant Agreement provides that the terms of the IPO Warrants may be amended with the approval of the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. The IPO Warrants can be exercised during the period commencing on the later of (i) the date that is 30 days after the first date on which the Company completes a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses; and (ii) the date that is 12 months from the date of the closing of the IPO, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which Delwinds completed its business combination, (y) the liquidation of the Company, or (z) the redemption date (as defined in the IPO Warrant Agreement). The IPO Warrant Agreement also provides for a cashless exercise option to the holders of the IPO Warrants.

Delwinds Registration Rights Agreement

In connection with the IPO, Delwinds entered into a registration rights agreement on December 10, 2020 (the “Delwinds Registration Rights Agreement”). Pursuant to the Delwinds Registration Rights Agreement, holders of the founder shares, placement units (including securities contained therein) and IPO Units (including securities contained therein) that were originally issued by Delwinds in the IPO, and any shares of Class A common stock issuable upon the exercise of the placement warrants and any shares of Class A common stock and warrants (and underlying Class A common stock) that may be issued upon conversion of units issued as part of the working capital loans and Class A common stock issuable upon conversion of the founder shares, were entitled to registration rights, requiring the Company to register such securities for resale.

In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company has the obligation to bear the expenses incurred in connection with the filing of any such registration statements. The Delwinds Registration Rights Agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the securities. As of the date of this Offer Letter, resales of all of the foregoing securities were registered pursuant to a registration statement on Form S-1.

PIK Note Purchase Agreement

On September 20, 2022, the Company entered into the PIK Note Purchase Agreement with the purchasers signatory thereto (the “Purchasers”), whereby the Purchasers agreed to purchase PIK Notes in an aggregate principal amount of $3,457,500.

The PIK Notes mature on April 1, 2024 (the “Maturity Date”), and accrue interest at an annual interest rate of 15%, commencing on the issuance date, compounded quarterly on each December 20, March 20, June and September 20 until the Maturity Date and on the Maturity Date itself (each, an “Interest Payment Due Date”). Interest is payable by increasing the principal amount of the PIK Notes (with such increased amount accruing interest as well) on each Interest Payment Due Date. Commencing on November 1, 2023, and on each one month anniversary thereof, the Company is required to pay the holders of the PIK Notes an equal amount until the outstanding principal balance has been paid in full on the Maturity Date. If the PIK Notes are prepaid in the first year, the Company is required to pay the holders in addition to the outstanding principal balance the interest that would have been payable through the first year.

The Company has agreed, subject to certain customary exceptions, to no additional equity or debt financing, without the consent of a majority of the holders of the PIK Notes, other than to be utilized for amortization of the PIK Notes. The Company may not incur other indebtedness, except for certain exempt indebtedness, until such time the PIK Notes are repaid in full, however the PIK Notes are unsecured.

If the PIK Note Amendment is approved by the PIK Note holders in connection with the PIK Note Offer to Amend, the PIK Note Purchase Agreement will be amended to allow the Company to (i) pursue certain equity, equity-linked or debt financing and (ii) issue shares of Class A Common Stock or in certain cases Common Stock Equivalents (as defined in the PIK Note Purchase Agreement) in connection with the Offer, the PIK Note Offer to Amend and the 2022 Debenture Release, and as Private Placement Additional Consideration, in each case without being required to obtain the consent of the holders of the PIK Notes or repay in full the PIK Notes.

Other Agreements and Transactions

The Company has retained Joseph Gunnar & Co., LLC to act as the Information Agent/Dealer Manager in the Offer. Directors, officers and employees of either us or our affiliates or the Information Agent/Dealer Manager may contact holders of Assumed Warrants by email, mail or telephone regarding the Offer. Such directors, officers and employees will not be specifically compensated for providing such services. Joseph Gunnar will receive an aggregate of $200,000 for its services in connection with the Offer and the Exchange Offer, which is payable upon the earlier of (i) a closing of a registered public offering pursuant to a registration statement on Form S-1, (ii) any event where the Company raises not less than $1,200,000 or (iii) June 30, 2023. Joseph Gunnar will also be entitled to reimbursement for out-of-pocket expenses, which shall not exceed $75,000, including expenses payable in a private placement offering, and will be indemnified by the Company against certain liabilities and expenses in connection therewith. A non-accountable expense advance of $25,000 was payable upon engaging Joseph Gunnar & Co.

In addition, unless the Company terminates Joseph Gunnar & Co.’s engagement for cause, if the Company completes any public or private financing at any time during the 18 months after the later of the termination of Joseph Gunnar & Co.’s engagement or the closing of a private placement offering that Joseph Gunnar & Co. acts as placement agent for, with any investors contacted by Joseph Gunnar & Co. in connection with the Offer or solicitation related to the PIK Note Amendment, Joseph Gunnar & Co. will be entitled to cash commissions equal to 10% of the gross proceeds received from such investors unless the Company can document a pre-existing relationship with the respective investor(s).

Except as described above, we have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer.

Reverse Split Proposal

At the Annual Meeting, the Company plans to ask its stockholders to adopt a proposal to amend Article IV of the Company’s Certificate of Incorporation to enable a potential reverse stock split of its issued and outstanding Class A Common Stock at a proposed ratio ranging from one-for-ten (1:10) to one-for-one hundred (1:100) (the “Reverse Split”), with the exact ratio within such range to be determined at the sole discretion of the board of directors and with such Reverse Split to be effected at such time and date, if at all, as determined by the board of directors in its sole discretion. To continue the listing of the Class A Common Stock on NYSE American, the Company must comply with NYSE American rules. NYSE American Company Guide Section 1003(f)(v) provides that the NYSE American may delist a security when it sells for a substantial period of time at a low price per share. The Company believes that the Reverse Split is necessary to maintain the listing of the Class A Common Stock on NYSE American as a result of the low market price of the Class A Common Stock.

Board Vacancy

As a result of the resignation of Jon Sabes as a member of our board of directors, there is a current vacancy. In accordance with Article IV, Section D. of the Company’s Certificate of Incorporation, the board of directors may fill such vacancy.

Director Compensation

In April 2023, based on the recommendation of our compensation committee, our board of directors approved the following annual retainers for the fiscal year ending December 31, 2023: $15,000 for service as chair of our audit committee, $10,000 for service as chair of our compensation committee, $7,500 for service as chair of our nominating and corporate governance committee, $10,000 for service as a non-chair member of our audit committee, $6,750 for service as a non-chair member of our compensation committee, $5,000 for service as a non-chair member of our nominating and corporate governance committee, $35,000 for service as the non-executive chairman of the board of directors, $15,000 for service as the lead director, and $121,000 for service as a director. In approving these retainers, our compensation committee and board of directors considered the FW Cook 2022 Director Compensation Report to inform its decision making. In addition, the board of directors approved one-time bonuses of $51,843.75, $35,291.67, and $41,635.42 for Mr. Barnes, Dr. Khaleghi, and Mr. Poole, respectively, which amounts represent each director’s total annual retainers, prorated for three and a half months of service. 52.5% of each director’s total compensation for fiscal year ending December 31, 2023 will be paid in equity and 47.5% will be paid in cash. Although the board of directors has approved the foregoing terms of this director compensation plan, it has determined not to authorize the Company to make any awards, stock issuances or cash payments thereunder until such time as the board of directors formally implements the plan. Other material terms of the plan, including specific award schedules and the formula to be used to calculate the value of the stock issuance portion of each director’s compensation, will be determined by the board of directors at such time as the board of directors approves the formal implementation of the plan.

11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of April 10, 2023, the number of shares of Class A Common Stock beneficially owned by (i) each person, entity or group (as that term is used in Section 13(d)(3) of the Exchange Act) known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all executive officers and directors as a group. Information relating to beneficial ownership of Class A Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days from April 10, 2023. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest. Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned and each stockholder’s address is c/o FOXO Technologies Inc., 729 N. Washington Ave., Suite 600, Minneapolis, MN 55401.

Applicable percentage of ownership is based on 27,418,069 shares of Class A Common Stock issued as of April 10, 2023.

Name and Address of Beneficial Owner	Number of Shares of Common Stock (11)	% of Class (12)
Directors and Executive Officers:
Andrew Poole (1)	1,169,162	4.3%
Murdoc Khaleghi (2)	162,419	*
Bret Barnes (3)	75,693	*
Brian Chen (4)	1,434,052	5.1%
Tyler Danielson (5)	823,519	3.0%
Robby Potashnick (6)	575,354	2.1%
Michael Will (7)	553,199	2.0%
Taylor Fay (8)	182,605	*
All directors and executive officers as a group (8 individuals)	4,976,003	17.6%

Five Percent Holders:
GWG Holdings, Inc. (9)	4,646,698	16.9%
Jon Sabes (10)	3,740,098	13.1%

*	less than 1%.

(1)	Includes (i) 730,142 shares of Class A Common Stock held by Mr. Poole; (ii) 42,500 shares of Class A Common Stock underlying Private Warrants held by Mr. Poole; and (iii) 396,520 shares of Class A Common Stock held in irrevocable trusts for the benefit of Mr. Poole’s children, over which Mr. Poole exercises voting control.

(2)	Includes (i) 130,000 shares of Class A Common Stock held by Dr. Khaleghi that are subject to forfeiture pursuant to the Management Contingent Share Plan; and (ii) 32,419 shares of Class A Common Stock underlying vested options and options expected to vest by June 9, 2023 held by Dr. Khaleghi.

(3)	Includes (i) 50,000 shares of Class A Common Stock held by Mr. Barnes that are subject to forfeiture pursuant to the Management Contingent Share Plan; and (ii) 25,693 shares of Class A Common Stock underlying vested options and options expected to vest by June 9, 2023 held by Mr. Barnes.

(4)	Includes (i) 760,000 shares of Class A Common Stock held by Mr. Chen that are subject to forfeiture pursuant to the Management Contingent Share Plan; and (ii) 674,052 shares of Class A Common Stock underlying vested options and options expected to vest by June 9, 2023 held by Mr. Chen.

(5)	Includes (i) 17,425 shares of Class A Common Stock held by Mr. Danielson, (ii) 760,000 shares of Class A Common Stock held by Mr. Danielson that are subject to forfeiture pursuant to the Management Contingent Share Plan; and (iii) 46,094 shares of Class A Common Stock underlying vested options and options expected to vest by June 9, 2023 held by Mr. Danielson.

(6)	Includes (i) 510,000 shares of Class A Common Stock held by Mr. Potashnick that are subject to forfeiture pursuant to the Management Contingent Share Plan; and (ii) 65,354 shares of Class A Common Stock underlying vested options and options expected to vest by June 9, 2023 held by Mr. Potashnick.

(7)	Includes (i) 510,000 shares of Class A Common Stock held by Mr. Will that are subject to forfeiture pursuant to the Management Contingent Share Plan; and (ii) 43,199 shares of Class A Common Stock underlying vested options and options expected to vest by June 9, 2023 held by Mr. Will.

(8)	Includes (i) 150,000 shares of Class A Common Stock held by Mr. Fay that are subject to forfeiture pursuant to the Management Contingent Share Plan; and (ii) 32,605 shares of Class A Common Stock underlying vested options and options expected to vest by June 9, 2023 held by Mr. Fay. Taylor Fay resigned as Chief Operating Officer of the Company, effective as of April 28, 2023, to pursue other opportunities.

(9)	The business address for GWG Holdings, Inc. is 325 North St. Paul Street, Suite 2650, Dallas, TX 75201.

(10)	Includes (i) 181,511 shares of Class A Common Stock underlying Assumed Warrants and 372,680 shares of Class A Common Stock held by JK-JBM Family Investment LLC over which Mr. Sabes exercises voting control; (ii) 1,169,000 shares of Class A Common Stock held by Mr. Sabes that are subject to forfeiture pursuant to the Management Contingent Share Plan,; (iii) 855,233 shares of Class A Common Stock underlying vested options held by Mr. Sabes; and (iv) 1,161,674 shares of Class A Common Stock held by FOXO Management, LLC over which Mr. Sabes exercises voting control. The shares held by Mr. Sabes that are subject to forfeiture pursuant to the Management Contingent Share Plan are pending a review of the Company’s obligations to vest these shares in connection with Mr. Sabes termination. The amount shown reflects shares associated with a performance obligation that was met at the time of his termination. The Company is additionally reviewing its obligations to Mr. Sabes related to the immediate vesting of options. The amount shown reflects options vested based on his service as a director through his resignation date. Mr. Sabes resigned from the board of directors on January 29, 2023 and has three months following his continuous service to exercise his options.

(11)	These amounts are based upon information available to the Company as of the date of this filing.

(12)	To our knowledge, except as indicated in the footnotes above and subject to state community property laws where applicable, all beneficial owners named in the beneficial ownership table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

12. FINANCIAL INFORMATION REGARDING THE COMPANY

Financial Statements

The financial information included under Part II, Item 8 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Form 10-K”) is incorporated herein by reference. The full text of such filing with the SEC, as well as other documents we have filed with the SEC prior to, or will file with the SEC subsequent to, the filing of the Tender Offer Statement on Schedule TO, of which this Offer Letter is a part (the “Schedule TO”), can be accessed electronically on the SEC’s website at www.sec.gov.

Summary Financial Information

The following tables present summary historical financial information of the Company. Summary historical financial information from the consolidated statements of operations, consolidated balance sheets, and consolidated statements of cash flows as of and for the years ended December 31, 2022 and 2021 was derived from the Company’s audited consolidated financial statements included in the Form 10-K.

The following tables also include the non-GAAP financial measure Adjusted EBITDA, which the Company uses to evaluate its operating performance. Adjusted EBITDA does not represent and should not be considered an alternative to net income as determined by U.S. GAAP, and the Company’s calculations thereof may not be comparable to those reported by other companies. The Company believes Adjusted EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in the Company’s business that may not otherwise be apparent when relying solely on U.S. GAAP measures and because it eliminates items that have less bearing on the Company’s operating performance. Adjusted EBITDA, as presented herein, is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, U.S. GAAP. The Company uses non-GAAP financial measures as supplements to U.S. GAAP results in order to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA is a measure of operating performance that is not defined by U.S. GAAP and should not be considered a substitute for net (loss) income as determined in accordance with U.S. GAAP.

Operating Performance. Adjusted EBITDA helps management identify controllable expenses and make decisions designed to help the Company meet its current financial goals and optimize the Company’s financial performance while neutralizing the impact of capital structure on results. Accordingly, the Company believes this metric measures the Company’s financial performance based on operational factors that management can impact in the short term, namely the Company’s cost structure and expenses.

Limitations. Other companies may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure. Adjusted EBITDA also has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. GAAP. Some of these limitations include that Adjusted EBITDA:

●	does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, working capital needs;

●	does not reflect interest expense, or the cash requirements necessary to service interest on or principal payments of debt;

●	does not reflect certain other non-cash income and expenses, including non-cash change in fair value of convertible debentures, changes in fair value of warrant liabilities, or impairment charges;

●	does not reflect expenses related to the forward purchase agreement which was intended to capitalize the Company; and

●	excludes income taxes.

The Company’s historical results are not necessarily indicative of the results that may be expected in the future. The following selected historical financial information should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” the consolidated financial statements and accompanying notes included in the Form 10-K. The selected historical financial information included in this section is not intended to replace the Company’s consolidated financial statements and accompanying notes.

(Dollars in thousands)	For the year ended December 31,
	2022	2021
Consolidated Statements of Operations
Total revenue	$511	$120
Cost of sales	344	-
Gross profit	167	120
Operating expenses:
Research and development	3,047	4,879
Management contingent share plan	10,091
Selling, general and administrative	27,196	10,272
Total operating expenses	40,334	15,151
Loss from operations	(40,167)	(15,031)
Non-cash change in fair value of convertible debentures	(28,180)	(21,703)
Change in fair value of warrant liability	2,076	-
Forward purchase agreement expense	(27,337)	-
Interest expense	(1,440)	(1,118)
Investment impairment	-	(400)
Other expense	(207)	(236)
Total non-operating expense	(55,088)	(23,457)
Net loss	$(95,255)	$(38,488)
Net loss per Class A common stock, basic and diluted	(8.40)	(6.61)

Consolidated Statements of Cash Flows
Net cash used in operating activities	$(23,760)	$(15,055)
Net cash used in investing activities	$(1,870)	$(355)
Net cash provided by financing activities	$24,289	$14,143

Other Financial Data
Adjusted EBITDA	$(19,828)	$(15,038)

Consolidated Balance Sheets	December 31, 2022	December 31, 2021
Cash and cash equivalents	$5,515	$6,856
Current assets	$12,304	$7,618
Total assets	$35,408	$30,304
PIK Notes	$1,409	$-
Current liabilities	$6,913	$36,061
PIK Notes, noncurrent	$1,730	$-
Total liabilities	$28,700	$55,524
Total stockholders’ equity (deficit)	$6,708	$(25,220)
Book value per share	$0.24

The Company reconciles its Adjusted EBITDA to the Company’s net loss, which is its most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. The Company’s management uses Adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of its business model. Adjusted EBITDA is not presented in accordance with U.S. GAAP. Adjusted EBITDA includes adjustments for provision for income taxes, as applicable, interest income and expense, depreciation and amortization, equity-based compensation, and certain other infrequent and/or unpredictable non-cash charges or benefits, such as impairment, changes in fair value of convertible debentures, changes in fair value of warrant liabilities, and expenses related to the forward purchase agreement.

(Dollars in thousands)	For the year ended December 31,
	2022	2021
Consolidated Statements of Operations
Net loss	$(95,255)	$(38,488)
Add: Depreciation and amortization	1,487	98
Add: Interest expense	1,440	1,118
Add: Equity-based compensation (1)	17,689	131
Add: Non-cash change in fair value of convertible debentures	28,180	21,703
Add: Change in fair value of warrant liability	(2,076)	-
Add: Impairment charges (2)	1,370	400
Add: Forward purchase agreement expense	27,337	-
Adjusted EBITDA	$(19,828)	$(15,038)

(1)	Includes expense recognized related to the shares issued to the Consultant (as defined in the Form 10-K), vendor shares, and for the Cantor Commitment Fee (as defined in the Form 10-K). See Notes 6 and 7 of the consolidated financial statements included in the Form 10-K.

(2)	Includes impairment for the health study tool, insurance license and investment impairment. See Notes 3 and 4 of the consolidated financial statements included in the Form 10-K.

13. CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS

The conditions of the Offer are:

i.	the Company shall have obtained the Stockholder Approval (see “The Offer, Section 6, Stockholder Approval”);

ii.	there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

ii.	no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

iii.	in our reasonable judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs;

iv.	there shall not have occurred:

a.	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

b.	any material adverse change in the market price of the shares of Class A Common Stock;

c.	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

d.	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

e.	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens; and

v.	Assumed Warrants, the holders of which purchased at least 50.01% in interest of the Original Debentures based on the initial Subscription Amounts thereof, shall have been tendered in the Offer (which is the minimum amount required to amend and restate the Original Securities Purchase Agreement).

The foregoing conditions, except the condition set forth in clause (i) above, are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, except the condition set forth in clause (i) above, subject to the potential requirement to disseminate additional information and extend the Offer, as described below. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may cancel the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we cancel the Offer, all Assumed Warrants tendered by a holder of Assumed Warrants in connection with the Offer will be returned to such holder and the Assumed Warrants will expire in accordance with their terms on the third anniversary of the initial exercise date of the applicable Assumed Warrant, at 5:00 p.m. New York City Time, and will otherwise remain subject to their original terms.

Subject to applicable securities laws and the terms and conditions set forth in this Offer Letter, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Date, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer, except the condition set forth in clause (i), (b) extend the Offer, or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to cancel the Offer described above. Irrespective of any amendment to the Offer, all Assumed Warrants previously tendered pursuant to the Offer and not accepted for exchange or withdrawn will remain subject to the Offer and may be accepted thereafter for exchange by us.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate promptly additional information to you. In addition, we will extend the Offer to the extent required by the Exchange Act. We may, if we deem appropriate, extend the Offer for any other reason. In addition, if the exchange ratio for shares of Class A Common Stock to Assumed Warrants is adjusted, the Offer will remain open at least ten (10) business days from the date we first give notice of such change to holders of Assumed Warrants, by press release or otherwise.

Any extension, amendment or termination of the Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by press release or such other means of public announcement as we deem appropriate.

If for any reason the acceptance for exchange (whether before or after any Assumed Warrants have been accepted for exchange pursuant to the Offer), or the exchange for, Assumed Warrants subject to the Offer is delayed or if we are unable to accept for exchange, or exchange for, Assumed Warrants pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Assumed Warrants may be retained by the Company and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the shares of Class A Common Stock for Assumed Warrants that we have accepted for exchange pursuant to the Offer is limited by Exchange Act Rule 13e-4(f)(5), which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer. Notwithstanding the foregoing, tendered Assumed Warrants may also be withdrawn if the Company has not accepted the Assumed Warrants for exchange by June 26, 2023.

Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the SEC, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “The Offer, Section 17, Additional Information; Miscellaneous” in this Offer Letter.

14. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the Offer to exchange of Assumed Warrants for Class A Common Stock and of the adoption of the Amendment and Restatement. This discussion is limited to holders of Assumed Warrants that own Assumed Warrants as capital assets, within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to a holder based on his, her or its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of the shares of Class A Common Stock; holders that hold Assumed Warrants as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that have a functional currency other than the U.S. dollar; or holders that received their Assumed Warrants as compensation for the performance of services; certain U.S. expatriates; “controlled foreign corporations” within the meaning of Section 957(a) of the code, “passive foreign investment companies” within the meaning of Section 1297(a) of the Code; investment funds and their investors; and U.S. holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar. This summary does not address any state, local or foreign tax consequences or any U.S. federal non-income tax consequences of the exchange of Assumed Warrants for Class A Common Stock pursuant to the Offer or, except as discussed herein, any tax reporting obligations of a holder. Holders should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

This summary is based on the Code, applicable Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed herein or that any position taken by the IRS would not be sustained by a court.

This discussion is for general information only, is not tax advice and is not intended to constitute a complete description of all tax consequences for holders relating to the exchange of Assumed Warrants for Class A Common Stock, the adoption of the Amendment and Restatement, or relating to the ownership and disposition of the Class A Common Stock. Holders of Assumed Warrants are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the receipt of Class A Common Stock in exchange for the Assumed Warrants, the adoption of the Amendment and Restatement, and of the ownership and disposition of the Class A Common Stock, applicable in your particular situation, as well as any consequences under the U.S. federal estate or gift tax, the U.S. federal alternative minimum tax, the Medicare tax on net investment income or under the tax laws of any state, local, foreign, or other taxing jurisdiction.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election to be treated as a U.S. person. As used in this discussion, the term “U.S. holder” means a beneficial owner of Assumed Warrants that is a U.S. person and the term “non-U.S. holder” means a beneficial owner of Assumed Warrants (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

If an entity treated as a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes holds Assumed Warrants, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders owning their Assumed Warrants through a partnership should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Assumed Warrants for Class A Common Stock pursuant to the Offer.

This discussion is only a summary of material U.S. federal income tax consequences of the Offer. Holders of Assumed Warrants are urged to consult their own tax advisors with respect to the particular tax consequences to them of the Offer, including the effect of any federal tax laws other than income tax laws, any state, local, or non-U.S. tax laws and any applicable tax treaty.

Exchange of Assumed Warrants Pursuant to the Offer

U.S. Holders

We intend to treat the exchange of Assumed Warrants for Class A Common Stock pursuant to the Offer as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code pursuant to which a U.S. holder should generally not recognize loss upon the exchange of Assumed Warrants for Class A Common Stock but should generally recognize gain on the exchange equal to the excess, if any, of the fair market value of the Class A Common Stock received in the exchange over the U.S. holder’s adjusted tax basis in the Assumed Warrants surrendered therefor. A U.S. holder’s tax basis in the Class A Common Stock received in the exchange should generally be the same as the U.S. holder’s adjusted tax basis in the Assumed Warrants surrendered, increased by the gain recognized on the exchange. A U.S. holder’s holding period in the Class A Common Stock received should include its holding period for the Assumed Warrants surrendered. Any gain recognized on the exchange generally will be capital gain and generally will be long-term capital gain if, at the time of the exchange, the Assumed Warrants surrendered in the exchange have been held for more than one year. Special tax basis and holding period rules apply to holders that acquired different blocks of Assumed Warrants at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. Long-term capital gain recognized by a non-corporate U.S. holder on the exchange of Assumed Warrants pursuant to the Offer generally will be subject to tax at a reduced rate.

Non-U.S. Holders

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally should not be subject to U.S. federal income tax on gain realized upon the exchange of Assumed Warrants for Class A Common Stock, unless:

(i)	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a fixed base or permanent establishment maintained by the non-U.S. holder in the United States;

(ii)	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

(iii)	we are or have been, at any point in the five-year period ending on the date of the sale or other disposition, a “United States real property holding corporation” for U.S. federal income tax purposes.

Gain described in (i) above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a U.S. holder. In the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, gain described in (i) above may also be subject to branch profits tax at a 30% rate or a lower applicable tax treaty rate. Gain described in (ii) above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty). We believe we are not, have not been at any point, and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Additional Considerations

There is a lack of direct legal authority regarding the U.S. federal income tax consequences of the exchange of Assumed Warrants for Class A Common Stock. Accordingly, there can be no assurance regarding the intended reorganization treatment described above and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the exchange of Assumed Warrants for Class A Common Stock were successfully challenged by the IRS and such exchange was not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Class A Common Stock described below under “The Offer, Section 14, Material U.S. Federal Income Tax Consequences – Ownership and Disposition of Class A Common Stock.”

Certain holders of Assumed Warrants, such as those that hold five percent or more of the shares of Class A Common Stock prior to the exchange, or Assumed Warrants and other securities of ours prior to the exchange with a tax basis of $1 million or more, will generally be subject to certain information filing and record retention requirements. Holders of Assumed Warrants should consult their tax advisors regarding the applicability of such requirements in light of their particular circumstances.

U.S. Holders that do not Exchange Assumed Warrants pursuant to the Offer

Although the issue is not free from doubt, we intend to treat the adoption of the Amendment and Restatement as a deemed exchange of existing “old” Assumed Warrants for “new” Assumed Warrants with the modified terms pursuant to the Amendment and Restatement. Further, we intend to treat such deemed exchange as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code, pursuant to which (i) a U.S. Holder should generally not recognize any gain or loss on the deemed exchange of Assumed Warrants for “new” Assumed Warrants, (ii) a U.S. Holder’s aggregate tax basis in the “new” Assumed Warrants deemed to be received in the exchange should generally equal its aggregate tax basis in its existing Assumed Warrants, and (iii) a U.S. Holder’s holding period for the “new” Assumed Warrants deemed to be received in the exchange should generally include its holding period for the surrendered Assumed Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Assumed Warrants at different prices or at different times. U.S. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. There is a lack of direct legal authority regarding the U.S. federal income tax consequences of the deemed exchange of “old” Assumed Warrants for “new” Assumed Warrants as a result of the adoption of the Amendment and Restatement. Accordingly, there can be no assurance in this regard and alternative characterizations by the IRS or a court are possible, including ones that would require U.S. Holders to recognize taxable income. If our treatment of the deemed exchange of “old” Assumed Warrants for “new” Assumed Warrants as a result of the adoption of the Amendment and Restatement were successfully challenged by the IRS and such deemed exchange were not treated as a recapitalization for U.S. federal income tax purposes, U.S. Holders may be subject to taxation in a manner analogous to the rules applicable to dispositions of Class A Common Stock described below under “The Offer, Section 14, Material U.S. Federal Income Tax Consequences – Ownership and Disposition of Class A Common Stock.”

Certain holders of Assumed Warrants, such as those that hold five percent or more of the shares of Class A Common Stock prior to the adoption of the Amendment and Restatement, or Assumed Warrants and other securities of ours prior to the adoption of the Amendment and Restatement with a tax basis of $1 million or more, will generally be subject to certain information filing and record retention requirements. Holders of Assumed Warrants should consult their tax advisors regarding the applicability of such requirements in light of their particular circumstances.

Ownership and Disposition of Class A Common Stock

U.S. Holders

Dividends and Distributions

Distributions with respect to the Class A Common Stock will generally be treated as dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. Distributions in excess of our current or accumulated earnings and profits will reduce a U.S. Holder’s basis in such holder’s shares of Class A Common Stock (but not below zero). Any excess over such U.S. Holder’s basis will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described in under “- Sale or Other Disposition of Class A Common Stock” below. Dividends received by individuals and other non-corporate U.S. Holders generally will qualify for the lower rates of tax applicable to “qualified dividend income,” provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders generally will be entitled to a dividends received deduction in respect of the amount of distributions treated as dividends received on the holder’s shares of Class A Common Stock, subject to applicable limitations.

Sale or Other Disposition of Class A Common Stock

Gain or loss realized on the sale or other disposition of shares of Class A Common Stock will generally be capital gain or loss. The amount of gain or loss will generally be equal to the difference between a U.S. Holder’s tax basis in the Class A Common Stock disposed and the amount realized on the disposition. The deductibility of capital losses is subject to limitations under the Code. Any capital gain or loss realized on a sale or other disposition of shares of Class A Common Stock will generally be long-term capital gain or loss if the U.S. Holder’s holding period for such shares of Class A Common Stock is more than one year at the time of the sale or other disposition. Long-term capital gain realized by individuals and other non-corporate U.S. Holders is generally subject to tax at a reduced rate.

Non-U.S. Holders

Dividends and Distributions

Subject to the discussion below under “- Foreign Account Tax Compliance Act,” dividends with respect to the Class A Common Stock will generally be subject to United States withholding tax at a rate of 30% of the gross amount, unless a non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing a non-U.S. holder’s basis in the holder’s shares of Class A Common Stock and, to the extent it exceeds such basis, as gain from the disposition of the shares of Class A Common Stock, which would generally be treated as described under “- Sale or Other Disposition of Class A Common Stock” below. The full amount of any distributions to a non-U.S. holder, however, will be subject to U.S. withholding tax unless the applicable withholding agent elects to withhold a lesser amount based on a reasonable estimate of the amount of the distribution that would be treated as a dividend. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (described below) we will withhold at least 15% of any distribution that exceeds our current and accumulated earnings and profits as provided by the Code.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment) will generally not be subject to U.S. withholding tax if such Non-U.S. holder complies with applicable certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. A Non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to effectively connected income.

Sale or Other Disposition of Class A Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized upon the sale or other disposition of the Class A Common Stock, unless:

(i)	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a fixed base or permanent establishment maintained by the non-U.S. holder in the United States;

(ii)	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

(iii)	we are or have been, at any point in the five-year period ending on the date of the sale or other disposition, a “United States real property holding corporation” for U.S. federal income tax purposes.

Gain described in (i) above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a U.S. holder. In the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, gain described in (i) above may also be subject to branch profits tax at a 30% rate or a lower applicable tax treaty rate. Gain described in (ii) above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty). We believe we are not, have not been at any point, and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA)

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Withholding at a rate of 30% will generally be required on dividends in respect of shares of Class A Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future United States Treasury regulations, may modify these requirements. Accordingly, the entity through which shares of Class A Common Stock are held will affect the determination of whether such FATCA withholding is required. Similarly, dividends in respect of the Class A Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to FATCA withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury (generally on an IRS Form W-8BEN-E). We will not pay any additional amounts to holders in respect of any amounts withheld as a result of FATCA. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of FATCA and related certifications on their investment in the Class A Common Stock.

15. FORWARD-LOOKING STATEMENTS; RISK FACTORS

This Offer Letter contains forward-looking statements. Forward looking statements usually relate to future events, conditions and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plans,” “may,” “should,” or the negative thereof or similar terms. The absence of these words, however, does not mean that these statements are not forward-looking. These are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future development affecting us will be those that we anticipate.

All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in this “The Offer, Section 15, Forward-Looking Statements; Risk Factors.” We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise, except to the extent required by law.

An investment in shares of Class A Common Stock involves a high degree of risk. In addition to the risks identified below relating to the Offer, please refer to our filings with the SEC, including the Form 10-K , for a discussion of risks relating to our business and an investment in our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of the Class A Common Stock could decline.

Our board of directors makes no recommendation with regard to whether you should accept the Offer and consent to the Amendment and Restatement and the General Release Agreement.

Although our board of directors has approved the Offer, it makes no recommendation as to whether holders of Assumed Warrants should accept the Offer and consent to the Amendment and Restatement and the General Release Agreement. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of holders of Assumed Warrants for purposes of negotiating the terms of the Offer. We do not take a position as to whether you ought to participate in the Offer.

If you choose to participate in the Offer, you will be required to tender some or all of your Assumed Warrants for Class A Common Stock, and will be subject to all the risks associated with being a stockholder of the Company, give up the time value attributable to your Assumed Warrants and no longer be entitled to anti-dilution rights.

If you choose to participate in the Offer, you will be required to exchange your Assumed Warrants prior to the Expiration Date. As a result, you will be subject to all the risks and uncertainties as a holder of the Class A Common Stock, including those set forth in these risk factors. In addition, you will be giving up the time value attributable to your Assumed Warrants by exchanging the Assumed Warrants, as amended, prior to the original expiration date of your Assumed Warrants. Additionally, you will no longer be entitled to the benefits of the anti-dilution provisions set forth in the Assumed Warrants.

The Amendment and Restatement, if approved, will allow us to issue additional shares of Class A Common Stock or in certain cases Common Stock Equivalents (as defined in the Original Securities Purchase Agreement) in connection with the Offer, the PIK Note Amendment, the 2022 Debenture Release, a Private Placement and a Public Financing, and as Private Placement Additional Consideration, without any anti-dilution adjustments.

The Assumed Warrants have anti-dilution protection, which allows for a decrease in the per share exercise price of the Assumed Warrants and corresponding increase to the underlying amount of Class A Common Stock if the Company issues, or is deemed to issue, additional shares of Class A Common Stock without consideration or for consideration per share less than the exercise price of the Assumed Warrants, subject to customary exceptions. The terms of the Original Securities Purchase Agreement and the Securities, including the Assumed Warrants, may be amended with the consent of the Company and the Securityholders that purchased at least 50.01% in interest of the Original Debentures based on the initial Subscription Amounts thereof. If we receive the requisite approval for the Amendment and Restatement to ensure that the anti-dilution provisions are inapplicable to the issuance of shares of Class A Common Stock and certain issuances of Common Stock Equivalents (as defined in the Original Securities Purchase Agreement) in connection with the Offer, the PIK Note Amendment, the 2022 Debenture Release, a Private Placement and a Public Financing, and as Private Placement Additional Consideration, as well as any previous issuance or deemed issuance of Class A Common Stock or Common Stock Equivalents (as defined in the Original Securities Purchase Agreement), the anti-dilution protections contained in the Securities will be modified accordingly. Moreover, because only the approval of the Company and the Securityholders that purchased at least 50.01% in interest of the Original Debentures based on the initial Subscription Amounts thereof is required in order to amend and restate the terms of the Original Securities Purchase Agreement and all of the outstanding Securities, the anti-dilution protections may be so amended even if you do not consent to the Amendment and Restatement.

If we complete the Offer and obtain the requisite approval of the Amendment and Restatement by the requisite percentage of the Assumed Warrant holders, the Company will have the right to issue, without triggering the anti-dilution adjustment provision of the Assumed Warrants, Class A Common Stock or in certain cases Common Stock Equivalents (as defined in the Original Securities Purchase Agreement) to holders of Assumed Warrants in the Offer, the holders of the PIK Notes and the former holders of the 2022 Debentures in connection with the PIK Note Amendment and the 2022 Debenture Release, respectively, and each investor who participates in the Private Placement who was a holder of Assumed Warrants or holder of PIK Notes as of the commencement of the Offer to PIK Note Offer to Amend, as applicable, or who is a former holder of 2022 Debentures. We would also have the right, without triggering the anti-dilution adjustment provision of the Assumed Warrants, to conduct certain offerings of our equity, equity-linked or debt securities.

As of April 27, 2023, there were 27,418,069 outstanding shares of Class A Common Stock and 1,905,853 outstanding Assumed Warrants. The shares of Class A Common Stock issuable upon exchange of the outstanding Assumed Warrants pursuant to the Offer, assuming all currently outstanding Assumed Warrants are exchanged in the Offer, represent approximately 33.7% of the outstanding shares of Class A Common Stock as of April 27, 2023.

If all outstanding Assumed Warrants are tendered in the Offer, the Company’s obligation to issue 1,905,853 shares of Class A Common Stock under the Assumed Warrants would be eliminated, and approximately 9,205,270 shares of Class A Common Stock, on the terms and subject to the conditions of the Offer, would be issued to the holders of Assumed Warrants in exchange for the Assumed Warrants.

Assuming the Company receives consents from all PIK Note holders and the Stockholder Approval is obtained, the Company will issue on a pro rata basis to the holders of the PIK Notes approximately 4,321,875 shares of Class A Common Stock in consideration for the PIK Note Amendment, on the terms and subject to the conditions of the PIK Note Offer to Amend.

As currently contemplated, if all former holders of 2022 Debentures execute a general release, as discussed in “The Offer, Section 5.B, Background and Purpose of the Offer — PIK Note Amendments; 2022 Debenture Release and Private Placement,” approximately 18,760,000 shares of Class A Common Stock would be issued by the Company to such former holders of the 2022 Debentures.

If the Company conducts a Private Placement, each investor who participates in the Private Placement who was a holder of Assumed Warrants or holder of PIK Notes as of the commencement of the Offer, or the separate offer to amend the PIK Notes, as applicable, and each former holder of 2022 Debentures, may receive additional shares of Class A Common Stock or Common Stock Equivalents (as defined in the Original Securities Purchase Agreement or the PIK Note Purchase Agreement, as applicable) as further consideration for participating in the Private Placement, in addition to the equity purchase price and other terms of such Private Placement offered to all investors, whether or not such holders of Assumed Warrants tendered Assumed Warrants or consented to the Amendment and Restatement and whether or not such holder of PIK Notes consented to the PIK Note Amendment. The number of such additional shares of Class A Common Stock or Common Stock Equivalents (as defined in the Original Securities Purchase Agreement or the PIK Note Purchase Agreement, as applicable), if any, will be determined by the Company at a future date.

There is no guarantee that your decision whether to tender your Assumed Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell his, her or its shares of Class A Common Stock in the future following the completion of the Offer. If you choose to tender some or all of your Assumed Warrants in the Offer, certain future events (including, without limitation, those described in “The Offer, Section 5.F., Plans, Proposals or Negotiations”), which may be significant and may happen quickly at any time in the future, may result in you realizing a lower value than you might have realized in the future had you not agreed to exchange your Assumed Warrants. Similarly, if you do not tender your Assumed Warrants in the Offer, you will continue to bear the risk of ownership of your Assumed Warrants after the closing of the Offer. You should carefully review the terms of the Assumed Warrants, including the Original Securities Purchase Agreement governing the Securities, and consult your own individual tax and/or financial advisor for assistance on how the tender of your Assumed Warrants may affect your individual situation.

There is no assurance that a significant number of Assumed Warrants will be tendered in the Offer.

There is no assurance that a significant number of Assumed Warrants will be tendered in the Offer. Moreover, even if a significant number of Assumed Warrants are tendered in the Offer, there is no assurance that the market price of our shares of Class A Common Stock will increase or will not decrease. The price of our shares of Class A Common Stock and the decision of any investors to make an equity investment in the Company are based on numerous material factors, of which the dilutive impact of the outstanding Assumed Warrants, or overhang, is only one. Eliminating or significantly reducing the Assumed Warrant overhang will not generate any capital for the Company.

The market price of our shares of Class A Common Stock will fluctuate, which may adversely affect holders of Assumed Warrants who tender their Assumed Warrants for shares.

The market price of our shares of Class A Common Stock will fluctuate between the date the Offer is commenced, the Expiration Date and the date on which such shares are issued to tendering holders of Assumed Warrants. Accordingly, the market price of such shares upon settlement of the Offer could be less than the price at which the Assumed Warrants could be sold. The Company does not intend to adjust the Exchange Consideration based on any fluctuation in the share price of the Class A Common Stock.

The Class A Common Stock issuable in the Offer are “restricted securities.”

The shares of Class A Common Stock issuable in the Offer are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirements of federal and state securities laws.

The Company will undertake at its sole expense to file the Registration Statement with the SEC covering the resale of all of the shares of Class A Common Stock to be issued pursuant to the Offer promptly following the issuance of such shares of Class A Common Stock to holders of Assumed Warrants who participate in the Offer, but no later than 30 days thereafter. The Company will use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th day after the Filing Deadline (or the 90th day if the SEC notifies the Company that it will review the Registration Statement) and (ii) the fifth business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be reviewed or will not be subject to further review. Thereafter, the holders of shares of Class A Common Stock issuable in the Offer who are listed as selling stockholders in the Registration Statement may sell their shares of Class A Common Stock covered under the Registration Statement in accordance with the resale restrictions set forth in the “Plan of Distribution” section of the prospectus in the Registration Statement. Absent the effectiveness of the Registration Statement, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements, which may require a holding period of at least six months. See “The Offer, Section 7, Registration.”

16. THE INFORMATION AGENT/DEALER MANAGER

We have retained Joseph Gunnar & Co., LLC to act as the Information Agent/Dealer Manager in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Information Agent/Dealer Manager relating to the Offer should be directed to the mailing address, email address or telephone number set forth on the back cover of this Offer Letter. The Information Agent/Dealer Manager will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent/Dealer Manager as described above) for soliciting tenders of Assumed Warrants pursuant to the Offer. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent/Dealer Manager for purposes of the Offer.

17. ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders of Assumed Warrants review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023.

Documents we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Letter will be incorporated by reference in this Offer Letter only upon our filing of a subsequent amendment to the Schedule TO. Any statement contained in this Offer Letter or in a document (or part thereof) incorporated by reference in this Offer Letter shall be considered to be modified or superseded for purposes of this Offer Letter to the extent that a statement contained in any subsequent amendment to this Offer Letter or amendment to the Schedule TO modifies or supersedes that statement.

You can obtain any of the documents incorporated by reference in this Offer Letter from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent/Dealer Manager for the Offer at the telephone number, mailing address and email address set forth on the back cover of this Offer Letter.

Each person to whom a copy of this Offer Letter is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to our General Counsel at:

FOXO Technologies Inc.
Attention: Michael Will
General Counsel
(612) 562-9447

legal@foxotechnologies.com

Sincerely,

FOXO Technologies Inc.
729 N. Washington Ave., Suite 600
Minneapolis, MN 55401

THE INFORMATION AGENT/DEALER MANAFER FOR THE OFFER IS:

1000 RXR Plaza, Uniondale, NY 11556

Please call: (212) 440-9600

Email: VMiscioscia@jgunnar.com

Any question or request for assistance may be directed to the Information Agent/Dealer Manager at the address, phone number and email address listed above.

Requests for additional copies of the Offer Letter, the Letter of Transmittal and Consent or other documents related to the Offer may also be directed to the Information Agent/Dealer Manager.